UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule § 240.14a-12

SPINNAKER EXPLORATION COMPANY

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01, per share, of Spinnaker Exploration Company (“Company Common Stock”)

	(2)	Aggregate number of securities to which transaction applies:
34,166,049 shares of Company Common Stock.
5,465,908 options to purchase shares of Company Common Stock with exercise price less than $65.50

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 34,166,049 shares of Company Common Stock multiplied by $65.50 per share and (B) options to purchase 5,465,908 shares of Company Common Stock with exercise prices less than $65.50, multiplied by $38.96 per share (which is the difference between $65.50 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00011770 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$2,450,827,985.18

	(5)	Total fee paid:
$288,463

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Spinnaker Exploration Company Stockholder:

The board of directors of Spinnaker Exploration Company has approved a merger pursuant to which Spinnaker will be acquired by Norsk Hydro ASA.

If the merger is completed, holders of Spinnaker’s common stock will receive $65.50 in cash, less applicable tax withholding and without interest, for each share of Spinnaker’s common stock they own.

Stockholders of Spinnaker will be asked, at a special meeting of Spinnaker’s stockholders, to adopt the merger agreement. The board of directors of Spinnaker has unanimously determined that the merger is fair to, and in the best interests of, Spinnaker and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of Spinnaker unanimously recommends that Spinnaker’s stockholders vote FOR the adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

                    , 2005

            .m., local time

Doubletree Hotel at Allen Center

400 Dallas Street at Bagby

Houston, Texas

The proxy statement attached to this letter provides you with information about the special meeting of Spinnaker stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of Spinnaker common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Roger L. Jarvis

President and Chief Executive Officer

Spinnaker Exploration Company

The proxy statement is dated                     , 2005, and is first being mailed to stockholders of Spinnaker on or about                     , 2005.

SPINNAKER EXPLORATION COMPANY

1200 Smith Street, Suite 800

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2005

To the Stockholders of Spinnaker Exploration Company:

A special meeting of stockholders of Spinnaker Exploration Company, a Delaware corporation, will be held on             ,             , 2005 at             .m., local time, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 18, 2005, among Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and a wholly owned subsidiary of Norsk Hydro ASA, Harald Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Norsk Hydro E&P Americas, L.P., and Spinnaker, as the same may be amended from time to time, pursuant to which Spinnaker will become an indirect wholly owned subsidiary of Norsk Hydro ASA, and each outstanding share of Spinnaker common stock (other than shares held in treasury by Spinnaker or owned by Norsk Hydro, Norsk Hydro E&P Americas, L.P., Harald Acquisition Corp. or any of their subsidiaries) will be converted into the right to receive $65.50 in cash, less applicable tax withholding and without interest;

2. To approve the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger and Spinnaker determines that such an adjournment is appropriate; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Spinnaker has fixed the close of business on                     , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Spinnaker’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, Spinnaker had [34,166,049] shares of common stock outstanding and entitled to vote. Holders of Spinnaker’s common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Your vote is important. If you fail to return your Spinnaker proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Spinnaker special meeting but will effectively be counted as a vote against adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Spinnaker’s common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR adoption of the merger agreement and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

Robert M. Snell

Secretary

Spinnaker Exploration Company

Houston, Texas

                    , 2005

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Spinnaker Exploration Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “Spinnaker,” “Company,” “we,” “our,” “ours,” and “us” refer to Spinnaker Exploration Company and its subsidiaries.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Spinnaker by a subsidiary of Norsk Hydro ASA, pursuant to an Agreement and Plan of Merger, dated as of September 18, 2005 (the “merger agreement”), among Spinnaker, Norsk Hydro ASA (“Norsk Hydro”), Norsk Hydro E&P Americas, L.P. (“Parent”) and Harald Acquisition Corp. (“Merger Sub”). Once the merger agreement has been adopted by Spinnaker’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Spinnaker (the “merger”). Spinnaker will be the surviving corporation in the merger (the “surviving corporation”) and will become an indirect wholly owned subsidiary of Norsk Hydro.

Q:	What will I receive in the merger?

A:	As a result of the merger, you will receive $65.50 in cash, without interest, for each share of our common stock you own. For example, if you own 100 shares of our common stock, you will receive $6,550.00 in cash in exchange for your shares, less any required tax withholding. You will not own any shares in the surviving corporation.

Q:	What will happen to my options and restricted stock in the merger?

A:	The merger agreement provides that all of our outstanding stock options issued pursuant to Spinnaker’s stock option and incentive plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess of $65.50 over the exercise price per share of common stock subject to such option. The merger agreement also provides that the restrictions applicable to each outstanding share of our restricted stock will lapse and, at the effective time of the merger, each outstanding share of our restricted stock will become fully vested and convert into the right to receive $65.50 in cash, less applicable tax withholding and without interest.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas 77002, on , at .m., local time.

Q:	Who is eligible to vote?

A:	All stockholders of record on the close of business on , 2005 will be eligible to vote.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

i

Q:	What vote is needed to adopt the merger agreement?

The affirmative vote of the holders of at least a majority of the outstanding shares of Spinnaker’s common stock is required to adopt the merger agreement. Our President and Chief Executive Officer and one of our significant stockholders, who together beneficially owned an aggregate of approximately [20.3]% of our outstanding common stock as of the record date, have entered into a stockholders’ agreement with Parent, pursuant to which they agreed to vote their shares in favor of the proposal to adopt the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger and granted an irrevocable proxy to Parent to vote all of their shares in favor of the proposal to adopt the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

Q:	How does Spinnaker’s board of directors recommend I vote on the proposals?

A:	At a meeting held on September 18, 2005, our board of directors unanimously determined that the merger is fair to, and in the best interests of, Spinnaker and our stockholders, declared that the merger agreement is advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of Spinnaker unanimously recommends that you vote FOR adoption of the merger agreement and FOR the adjournment proposal in the event Spinnaker determines that such an adjournment is appropriate.

Q:	What happens if I do not return a proxy card?

A:	If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	Do I need to attend the special meeting in person?

A:	No. You do not have to attend the special meeting in order to vote your Spinnaker shares. You can have your shares voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:	May I change my vote after I have submitted my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Spinnaker stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but, because stockholders holding at least a majority of Spinnaker common stock outstanding on the record date must vote FOR the adoption of the merger agreement, an abstention or broker non-vote has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn the meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. Because the vote of stockholders holding a majority of the shares present, either in person or represented by proxy, at the special meeting is required to approve the proposal to adjourn the meeting, broker non-votes and abstentions will have the effect of a vote AGAINST such proposal.

Q.	Who will bear the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, Georgeson Shareholder Communications Inc. will provide solicitation services to us for a fee of approximately $10,000 plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:	Should I send in my Spinnaker stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $65.50 in cash, less applicable tax withholding and without interest, for each share of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fourth quarter of 2005. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived.

Q:	What if the proposed merger is not completed?

A:	It is possible that the proposed merger will not be completed. The proposed merger will not be completed if, for example, the holders of a majority of our common stock do not vote to adopt the merger agreement. If the merger is not completed, Spinnaker will continue its current operations and will remain a publicly held company.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Yes. Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights.”

Q:	Will I owe taxes as a result of the merger?

A:	The merger will be a taxable transaction for United States federal income tax purposes (and also may be taxed under applicable state, local, and other tax laws). In general, for United States federal income tax purposes, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of Spinnaker common stock and (2) the tax basis of your shares of Spinnaker common stock. Refer to the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact Georgeson Shareholder Communications Inc., our proxy solicitation agent, at the address or telephone number below. If your broker holds your shares, you should also call your broker for additional information.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers call: (212) 440-9800

All others call toll free: (866) 203-9356

v

APPENDICES

Agreement and Plan of Merger	Appendix A
Opinion of Financial Advisor	Appendix B
General Corporation Law of the State of Delaware Section 262—Appraisal Rights	Appendix C

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Parties (page     )

Spinnaker Exploration Company

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico and West Africa. We were formed based on a business model that focuses on information and technology—a large 3-D seismic database combined with the application of sophisticated geophysical processing technologies.

Norsk Hydro ASA

Norsk Hydro is a Fortune 500 energy and aluminium supplier founded in 1905, with 35,000 employees in nearly 40 countries. Norsk Hydro is a leading offshore producer of oil and gas, the world’s third-largest integrated aluminium supplier and a pioneer in renewable energy and energy-efficient solutions. Norsk Hydro is the second-largest operator on the Norwegian Continental Shelf and one of the world leaders in deepwater exploration and production. Norsk Hydro’s oil and gas production, including partner-operated and international activities, averaged 572,000 barrels of oil equivalents per day in 2004. Norsk Hydro’s primary base of operations is Norway, but it also produces oil and gas in Angola, Canada, Russia and Libya, and has exploration activities in the Gulf of Mexico, the Middle East and Denmark.

Norsk Hydro E&P Americas, L.P.

Parent is an indirect wholly owned subsidiary of Norsk Hydro. Norsk Hydro E&P Americas Investment, L.L.C., a Delaware limited liability company, is the sole general partner of Parent. Parent is engaged in the oil and energy and petrochemicals industries and manages Norsk Hydro’s exploration and development operations in the Gulf of Mexico.

Harald Acquisition Corp.

Merger Sub was formed on September 2, 2005 for the sole purpose of merging with and into Spinnaker. Merger Sub has no operations and is an indirect wholly owned subsidiary of Norsk Hydro. In the merger, Merger Sub will be merged with and into Spinnaker, with Spinnaker continuing its existence as the surviving corporation.

Merger Consideration (page     )

If the merger is completed, you will receive $65.50 in cash, less applicable tax withholding and without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Spinnaker stockholder. You will receive your portion of the merger consideration after exchanging your Spinnaker stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Effect on Awards Outstanding Under Spinnaker’s Stock Option and Incentive Plans (page     )

The merger agreement provides that all of our outstanding stock options issued pursuant to Spinnaker’s stock option and incentive plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by the excess of $65.50 over the exercise price per share of common stock subject to such option. In addition, the merger agreement provides that, immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and, at the effective time of the merger, each outstanding share of our restricted stock will become fully vested and will be converted into the right to receive $65.50 in cash, less applicable tax withholding and without interest.

Market Price and Dividend Data (page     )

Our common stock is listed on the New York Stock Exchange under the symbol “SKE.” On September 16, 2005, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $48.75. On                     , 2005, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $            .

Reasons for the Merger (page     )

In the course of its deliberations, our board of directors considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement when viewed in light of the value of our reserves and exploration inventory under various scenarios for the business and commodity prices;

•	the fact that the $65.50 per share to be paid as the consideration in the merger represents:

•	a premium of $21.10, or approximately 47.5% over the trailing average closing sales price of $44.40 per share for our common stock as reported on the New York Stock Exchange for the thirty (30) trading days ended September 16, 2005,

•	a premium of $18.80, or approximately 40.3% over the trailing average closing sales price of $46.70 per share for our common stock as reported on the New York Stock Exchange for the five (5) trading days ended September 16, 2005, and

•	a premium of $16.75, or approximately 34.4% over the closing sale price of $48.75 for our common stock as reported on the New York Stock Exchange on September 16, 2005, the last full trading day prior to the public announcement of the proposed merger;

•	the financial presentation of Credit Suisse First Boston LLC to our board of directors on September 18, 2005, including its opinion as of that date with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock in the proposed merger (see “The Merger—Opinion of Credit Suisse First Boston LLC”);

•	the views of Randall & Dewey regarding the success of the sale process;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ adoption of the merger agreement and in the manner provided in the merger agreement) to certain takeover proposals that our board of directors determines in good faith constitute a superior proposal, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Spinnaker generally, as described in “The Merger—Interests of Certain Persons in the Merger.”

Recommendation to Stockholders on the Merger Proposal (page     )

Our board of directors has unanimously:

•	determined that the merger is fair to, and in the best interests of, Spinnaker and our stockholders;

•	declared the merger agreement advisable;

•	approved the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommended that our stockholders vote FOR the adoption of the merger agreement.

Opinion of Credit Suisse First Boston LLC (page     )

Credit Suisse First Boston has rendered its opinion to Spinnaker’s board of directors to the effect that, as of September 18, 2005, the merger consideration to be received by holders of Spinnaker common stock in the merger was fair, from a financial point of view, to the holders of Spinnaker common stock. Credit Suisse First Boston’s opinion was rendered to Spinnaker’s board of directors in connection with its evaluation of the consideration to be received by our stockholders in the merger, does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Spinnaker or any other aspect of the proposed merger and does not constitute a recommendation to any stockholder of Spinnaker as to how such stockholder should vote or act on any matter relating to the merger. The full text of Credit Suisse First Boston’s written opinion, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Appendix B and is incorporated into this proxy statement by reference. Holders of Spinnaker common stock are encouraged to carefully read the opinion in its entirety.

The Special Meeting of Spinnaker Stockholders (page     )

Time, Date and Place. A special meeting of our stockholders will be held on             ,             , 2005, at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas at             .m., local time.

Purpose. You will be asked to consider and vote upon adoption of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Spinnaker, and each outstanding share of our common stock (other than shares held in the treasury of Spinnaker or owned by Norsk Hydro, Parent, Merger Sub or any direct or indirect subsidiary of Norsk Hydro, Parent, Merger Sub or Spinnaker) will be converted into the right to receive $65.50 in cash, less applicable tax withholding and without interest.

You will also be asked to consider and vote upon a proposal to approve the adjournment of the special meeting to provide time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and we have determined that such an adjournment is appropriate.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment of the special meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on                      , 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are [34,166,049] shares of our common stock entitled to be voted at the special meeting.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Our President and Chief Executive Officer and one of our significant stockholders, who together beneficially owned an aggregate of approximately [20.3]% of our outstanding common stock as of the record date, have entered into a stockholders’ agreement with Parent, pursuant to which they agreed to vote the shares of our common stock that they own in favor of the adoption of the merger agreement and against any proposal that would prevent, impede, delay or adversely affect the merger. Pursuant to the stockholders’ agreement, these stockholders have also granted Parent an irrevocable proxy to vote their shares of our capital stock in favor of the proposal to adopt the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting.

Share Ownership of Directors and Management and Certain Affiliates. Our current executive officers and directors and certain of our affiliates beneficially owned approximately [20.5]% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date.

Interests of Certain Persons in the Merger (page     )

When considering the unanimous recommendation by our board of directors in favor of the adoption of the merger agreement, you should be aware that members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our directors and officers will be continued for six years if the merger is completed;

•	the vesting of options or restricted stock held by certain of our officers and directors will accelerate as a result of the merger;

•	certain members of our management team may be retained by the surviving corporation and enter into new employment and compensation arrangements with Norsk Hydro;

•	our executive officers and employees may be allowed to participate in a retention plan currently being developed by Norsk Hydro;

•	Roger L. Jarvis, our President and Chief Executive Officer, has entered into a consulting agreement pursuant to which he will provide consulting services to the surviving corporation for a period of one year after the effective date of the merger and will be entitled to Spinnaker’s name in due course following consummation of the merger; and

•	our executive officers, including Mr. Jarvis, will be entitled to receive benefits under our Executive Change in Control Severance Plan under certain circumstances.

Material United States Federal Income Tax Consequences (page     )

If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Regulatory Approvals (page     )

The merger is subject to U.S. antitrust laws. Both Norsk Hydro and Spinnaker have made the required filings with the Department of Justice and the Federal Trade Commission. The Department of Justice and the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion. In addition, because Norsk Hydro is a foreign corporation, the Committee on Foreign Investments in the United States is empowered to block the merger if the committee determines that the merger threatens the national security of the United States.

Except for filings to comply with U.S. antitrust laws and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (page     )

As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Spinnaker stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (page     )

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Spinnaker. Notwithstanding these restrictions, at any time prior to our stockholders’ adoption of the merger agreement, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition if our board of directors has concluded in good faith that such proposal is, or is reasonably likely to result in, a superior proposal to the merger. In addition, if such a superior proposal is received, our board of directors may change its recommendation of the merger and terminate the merger agreement and enter into an agreement with respect to such superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (page     )

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	adoption of the merger agreement by our stockholders;

•	waiting periods under applicable antitrust laws must expire or be terminated;

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	performance by each of the parties of its covenants under the merger agreement in all material respects;

•	no material adverse effect with respect to Spinnaker having occurred after the date of the merger agreement that is continuing as of the closing date;

•	the accuracy of Spinnaker’s representations and warranties in the merger agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to a material adverse effect on Spinnaker), except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect with respect to Spinnaker;

•	the accuracy of Norsk Hydro’s, Parent’s and Merger Sub’s representations and warranties in the merger agreement (without giving effect to any limitations therein or any references therein to a material adverse effect on Parent), except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on Parent; and

•	Parent shall have deposited in the payment fund an amount sufficient to permit payment of the aggregate merger consideration.

Other than the conditions pertaining to the Company stockholder approval, waiting periods under applicable antitrust laws and the absence of governmental orders, either Spinnaker, on the one hand, or Parent and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of Spinnaker, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (page     )

Spinnaker and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either Parent or Spinnaker if:

•	a final, non-appealable governmental order prohibits the merger;

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	the closing has not occurred on or before March 31, 2006; or

•	there is a material breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the conditions to closing of the merger would not be satisfied;

•	by Parent if:

•	our board of directors withdraws or modifies its recommendation of the merger in any manner that is materially adverse to Parent; or

•	our board of directors recommends or approves another acquisition proposal;

•	by Spinnaker if:

•	our board of directors withdraws or modifies its recommendation that our stockholders adopt the merger agreement in accordance with the terms of the merger agreement in any manner that is adverse to Parent; or

•	in order to accept a superior proposal, but only if:

•	we have provided Parent a three business day period to revise the terms and conditions of the merger agreement;

•	we have complied with our non-solicitation requirements; and

•	we pay the termination fee described below.

Termination Fees and Expenses (page     )

Spinnaker has agreed to pay Parent a fee of $75 million in cash if Parent terminates the merger agreement because:

•	our board of directors has withdrawn, modified or changed its recommendation that our stockholders adopt the merger agreement in accordance with the terms of the merger agreement in any manner that is materially adverse to Parent; or

•	our board of directors has approved or recommended to our stockholders another acquisition proposal.

Spinnaker has also agreed to pay Parent a fee of $75 million in cash if Spinnaker terminates the merger agreement because:

•	our board of directors has withdrawn, modified or changed, in any manner that is adverse to Parent, its recommendation that our stockholders adopt the merger agreement; or

•	our board of directors has decided to accept a superior proposal.

In addition, Spinnaker has agreed to pay Parent a fee of $75 million in cash if:

•	the merger agreement is terminated by either Parent or Spinnaker because of failure of our stockholders to adopt the merger agreement at the special meeting of stockholders;

•	at the time of such special meeting of stockholders there is another publicly announced acquisition proposal; and

•	within nine months after the date of such special meeting of stockholders, Spinnaker consummates such acquisition proposal.

Except as described above, each party to the merger agreement will pay its own expenses incident to entering into and carrying out the merger agreement and the consummation of the merger.

Stockholders’ Agreement (page     )

Simultaneously with the execution and delivery of the merger agreement, Roger L. Jarvis (our President and Chief Executive Officer) and Warburg Pincus Ventures, L.P. (one of our significant stockholders) entered into a stockholders’ agreement with Parent to vote the shares of our common stock that they own in favor of the proposal to adopt the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of the record date, such persons together beneficially owned approximately [20.3]% of the shares entitled to vote at the special meeting. Pursuant to the stockholders’ agreement, these stockholders have also granted Parent an irrevocable proxy to vote their shares in favor of the proposal to adopt the merger agreement and against any proposal adverse to the merger so long as the merger agreement has not been terminated in accordance with its terms.

Appraisal Rights (page     )

Subject to compliance with the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), holders of record of our common stock who do not vote in favor of the adoption of the merger agreement and otherwise comply with the requirements of Section 262 of the DGCL are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of those appraisal rights. These procedures are described in this proxy statement. The provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix C.

FORWARD-LOOKING INFORMATION

Some of the information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by the use of the words “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “may,” “plan,” “will,” “would” and similar expressions that contemplate future events. Forward-looking statements include information concerning the possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except in each case as required by law. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the failure to satisfy the conditions to consummate the merger, including the receipt of the required stockholder approval;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the risks associated with exploration;

•	delays in anticipated production start-up dates;

•	shut-ins of production for platform, pipeline and facility maintenance, additions and removals;

•	potential mechanical failure or under-performance of significant wells;

•	the relatively short production lives of certain properties;

•	the concentration of production and reserves in a small number of properties;

•	maturity of the Gulf of Mexico shelf;

•	oil and gas price volatility;

•	our hedging activities;

•	our ability to find, replace, develop and acquire oil and gas reserves;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production and the timing and amount of development expenditures;

•	downward revisions of proved reserves and the related negative impact on the depreciation, depletion and amortization rate;

•	write-downs of oil and gas properties if oil and gas prices decline, proved reserves are revised downward or our finding and development costs continue to increase;

•	operating hazards attendant to the oil and gas business;

•	drilling and completion risks, which costs are generally not recoverable from third parties or insurance;

•	weather risks and natural disasters;

•	availability and cost of material and equipment;

•	actions or inactions of third-party operators of our properties;

•	risks inherent in international operations;

•	our ability to find and retain skilled personnel;

•	availability of capital;

•	the strength and financial resources of competitors and customers;

•	regulatory developments;

•	environmental risks; and

•	general economic conditions.

For additional discussion of these and other factors, risks and uncertainties, see our reports and documents filed with the Securities and Exchange Commission (“SEC”) (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER

Spinnaker Exploration Company

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico and West Africa. We were formed based on a business model that focuses on information and technology—a large 3-D seismic database combined with the application of sophisticated geophysical processing technologies.

We are a corporation incorporated under the laws of the State of Delaware. Our executive offices are located at, and our mailing address is, 1200 Smith Street, Suite 800, Houston, Texas 77002, and our telephone number at that address is (713) 759-1770.

Norsk Hydro ASA

Norsk Hydro is a Fortune 500 energy and aluminium supplier founded in 1905, with 35,000 employees in nearly 40 countries. Norsk Hydro is a leading offshore producer of oil and gas, the world’s third-largest integrated aluminium supplier and a pioneer in renewable energy and energy-efficient solutions. Norsk Hydro is the second-largest operator on the Norwegian Continental Shelf and one of the world leaders in deepwater exploration and production. Norsk Hydro’s oil and gas production, including partner-operated and international activities, averaged 572,000 barrels of oil equivalents per day in 2004. Norsk Hydro’s primary base of operations is Norway, but it also produces oil and gas in Angola, Canada, Russia and Libya, and has exploration activities in the Gulf of Mexico, the Middle East and Denmark.

Norsk Hydro ASA is a public limited liability company organized under the laws of the Kingdom of Norway. Norsk Hydro’s executive offices are located at, and its mailing address is, Drammensveien 264, Vakero, N-0240 Oslo, Norway, and its telephone number at that address is +47 22 53 81 05.

Norsk Hydro E&P Americas, L.P.

Parent is an indirect wholly owned subsidiary of Norsk Hydro. Norsk Hydro E&P Americas Investment, L.L.C., a Delaware limited liability company, is the sole general partner of Parent. Parent is engaged in the oil and energy and petrochemicals industries and manages Norsk Hydro’s exploration and development operations in the Gulf of Mexico.

Parent is a limited partnership organized under the laws of the State of Delaware. Parent’s executive offices are located at, and its mailing address is, 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, and its telephone number at that address is (281) 504-1100.

Harald Acquisition Corp.

Merger Sub is a Delaware corporation formed on September 2, 2005 for the sole purpose of engaging in the merger and related transactions. Merger Sub has no operations and is an indirect wholly owned subsidiary of Norsk Hydro. In the merger, Merger Sub will be merged with and into Spinnaker, with Spinnaker continuing its existence as the surviving corporation.

Merger Sub is a corporation incorporated under the laws of the State of Delaware. Merger Sub’s executive offices are located at, and its mailing address is, 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, and its telephone number at that address is (281) 504-1100.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas at             .m., local time, on             ,             , 2005 or any postponement or adjournment thereof.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt the merger agreement. Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Spinnaker and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement. We will also ask holders of our common stock to grant us the authority to adjourn the special meeting to provide time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and we have determined that such an adjournment is appropriate. Our board of directors recommends that our stockholders vote FOR the special meeting adjournment proposal in the event that an adjournment is determined to be appropriate.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on                 , 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [34,166,049] shares of our common stock were issued and outstanding. We had 96 holders of record as of September 30, 2005. A quorum will be present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or represented by proxy. Any shares of our common stock held in treasury by Spinnaker or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting on this proposal or is not present, either in person or represented by proxy, at the special meeting, it will effectively count as a vote against the adoption of the merger agreement. In addition, broker non-votes will effectively count as a vote against the adoption of the merger agreement. The proposal granting Spinnaker the authority to adjourn the special meeting, if necessary or appropriate, to solicit more proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting. If a holder of our common stock abstains from voting on this proposal, such abstention will effectively count as a vote against the adoption of this proposal, but if a holder is not present, either in person or represented by proxy, at the special meeting, it will have no effect on the outcome of this proposal. In addition, because the act of a majority of the shares present, either in person or represented by proxy, at our special meeting of stockholders shall constitute the act of the meeting of stockholders, broker non-votes will effectively count as votes against the adjournment proposal.

Voting by Certain of Spinnaker’s Stockholders

Simultaneously with the execution and delivery of the merger agreement, Roger L. Jarvis (our President and Chief Executive Officer) and Warburg Pincus Ventures, L.P. (one of our significant stockholders) entered into a stockholders’ agreement with Parent to vote the shares of our common stock that they own in favor of the proposal to adopt the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger. As of the record date, such persons together beneficially owned approximately [20.3]% of the shares entitled to vote at the special meeting. Pursuant to the stockholders’ agreement, these stockholders have also granted Parent an irrevocable proxy to vote their shares in favor of the proposal to adopt the merger agreement and against any proposal in opposition to the merger or that would prevent, impede, delay or adversely affect the merger so long as the merger agreement has not been terminated in accordance with its terms. See “The Merger Agreement and Stockholders’ Agreement—The Stockholders’ Agreement.”

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and FOR any adjournment of the special meeting to solicit additional proxies in the event that an adjournment is determined to be appropriate.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not properly execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These broker non-votes will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies, if so authorized.

We do not expect that any matter will be brought before the special meeting other than the proposals to adopt the merger agreement and to give Spinnaker the authority to adjourn the special meeting to solicit additional proxies in the event that an adjournment is determined to be appropriate. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our secretary at our principal executive offices a duly executed revocation of proxy;

•	submitting a duly executed proxy to our secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if the proposal to authorize such an adjournment is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are present, either in person or represented by proxy, at the special meeting. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting; provided that, if the adjournment is for more than 30 days, or if after the adjournment our board of directors fixes a new record date for the meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at the meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting and entitled to vote thereat may adjourn the special meeting. Any properly executed proxies received by Spinnaker in which no voting instructions are provided will be voted in favor of an adjournment in these circumstances. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. The directors and officers and employees of Spinnaker may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile or in person. However, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have retained Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for the special meeting and will pay Georgeson Shareholder Communications Inc. a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The following discussion summarizes the material terms of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents to which we refer, including the merger agreement attached hereto as Appendix A, carefully for a more complete understanding of the merger.

Background of the Merger

On April 28, 2005, EnCana Corporation announced it had reached an agreement to sell its Gulf of Mexico oil and natural gas properties and related assets to Statoil ASA for $2 billion. It was apparent to Spinnaker’s management that the valuation paid exceeded expectations for Gulf of Mexico deepwater properties. Spinnaker’s management commenced an internal analysis of the transaction and shortly thereafter two members of Spinnaker’s board of directors requested that management provide them with management’s analysis at the next regularly scheduled meeting of our board of directors on May 4, 2005.

At a dinner for Spinnaker’s board of directors on May 3, 2005, Mr. Robert Snell, Vice President, Chief Financial Officer and Secretary of the Company, presented an overview of the EnCana transaction. Spinnaker estimated that the total consideration received by EnCana equated to approximately $48 per barrel of oil for the 41 million barrels of oil included in EnCana’s proved reserves that were sold to Statoil in the transaction. In addition, Spinnaker noted that Statoil in its public statements appeared to assign value to “discovered not yet proven” quantities of oil as well as the exploration acreage that was included in the package of Gulf of Mexico assets sold by EnCana.

At the dinner on May 3, 2005, Spinnaker’s management and its board of directors concluded that there were many similarities between the EnCana Gulf of Mexico assets that were sold to Statoil and Spinnaker’s assets: both were largely deepwater assets, both had discoveries and thus reserves not fully recognized by traditional third party engineering methods and both portfolios had substantial undrilled exploration leaseholds. In addition, our management and our board of directors believed that Spinnaker had other attributes that would make Spinnaker even more attractive to a potential buyer than the EnCana assets sold to Statoil, including substantial near-term cash flow, a superior 3-D seismic database that covers the majority of the Gulf of Mexico and nearer-term production from the Company’s three existing deepwater discoveries – Front Runner, the Eastern Gulf (Spiderman and San Jacinto) and Thunder Hawk. Finally, Spinnaker had a full staff of employees with which to explore and develop the assets unlike the EnCana transaction which did not appear to include employees. As a result, our board of directors requested that management investigate further EnCana’s sale of its Gulf of Mexico assets to Statoil and the process undertaken by EnCana to sell those assets.

On May 4, 2005, our board of directors met for a regularly scheduled meeting and engaged in further discussions about EnCana’s sale of its Gulf of Mexico assets to Statoil. Following this meeting, certain members of our board of directors suggested that our management schedule a meeting with Randall & Dewey, a division of Jefferies & Company, Inc. (“Randall & Dewey”), who had acted as an agent for EnCana, to discuss the EnCana transaction and its implications for Spinnaker.

On May 20, 2005, Mr. Roger Jarvis, Chairman, President and Chief Executive Officer of the Company, Mr. Scott Griffiths, Executive Vice President and Chief Operating Officer of the Company, and Mr. Snell met with representatives of Randall & Dewey. At that meeting, Randall & Dewey proposed that they perform a valuation analysis of Spinnaker’s assets.

Subsequent to the meeting with Randall & Dewey on May 20, 2005, Mr. Jarvis engaged in private consultations with members of our board of directors about the proposal made by Randall & Dewey. On May 25, 2005, Mr. Jarvis informed Randall & Dewey that Spinnaker would like to proceed with the valuation analysis of

Spinnaker’s assets by Randall & Dewey. Spinnaker had an on-going probabilistic assessment of its exploration portfolio and desired to include that assessment in the analysis. Mr. Jarvis recommended that for purposes of its valuation analysis, Randall & Dewey utilize the reserve report to be prepared by Spinnaker’s reservoir evaluation consultants as of June 30, 2005, which report would not be available on even a preliminary basis until late June or early July.

During the month of June 2005, various members of management and other employees of Spinnaker assembled and analyzed data to provide to Randall & Dewey to be used in connection with its analysis. During that same period, Spinnaker announced it had penetrated and logged a hydrocarbon zone at its “Q” prospect. This discovery was particularly significant to the Company because, coupled with its other discoveries in the Eastern Gulf of Mexico, we believed it would satisfy and even exceed the Company’s existing throughput capacity at the Independence Hub in the Eastern Gulf of Mexico. Also during this period the Company’s reservoir evaluation consultants informed the Company that the June 30, 2005 reserve report would show a significant increase in reserve additions. Our management believed that both of these factors would have a positive impact on the Company’s stock price.

Following discussions among members of our management and between management and members of our board of directors during the months of May and June 2005, we reached the preliminary conclusion that the best approach for Spinnaker to take to possibly engage in a strategic transaction would be to approach a limited number of companies to gauge their interest in entering into a strategic transaction. The reasons for taking this approach were to minimize the exposure of Spinnaker’s sensitive confidential information to competitors and the disruption that a broader process would cause among Spinnaker’s employees and partners.

On July 7, 2005, Spinnaker’s management made a presentation to Randall & Dewey discussing our assets and financial projections, including our reserves, resource discoveries not yet booked as proved reserves, the probabilistic assessment of our undrilled prospect inventory, future production projections and our exploration activities in West Africa.

On July 8, 2005, Randall & Dewey met with Messrs. Jarvis, Griffiths and Snell and indicated that Randall & Dewey believed that Spinnaker’s assets would likely be valued equal to or greater than the $2 billion paid to EnCana for its Gulf of Mexico assets. At the time of this meeting, Spinnaker’s market capitalization was approximately $1.3 billion. Randall & Dewey proposed that Spinnaker undertake a process of privately approaching a limited number of companies to gauge their interest in entering into a strategic transaction with Spinnaker. Because the likely buyers for Spinnaker were all competitors, Randall & Dewey favored this limited marketing approach as it minimized the exposure of Spinnaker’s sensitive confidential information to a smaller group of competitors than would be the case with a more public auction. Randall & Dewey believed this approach better protected Spinnaker in the event that our board of directors decided not to accept any of the offers and to continue as an independent company. Also, Randall & Dewey believed that this course of action gave Spinnaker more control over the process than in a broader public auction. Randall & Dewey further believed, in light of their experience gained as financial advisor to EnCana, that as a firm they were in the unique position of having knowledge of which specific parties would have a strategic interest in Spinnaker’s assets.

Following the meeting with Randall & Dewey on July 8, 2005, Mr. Jarvis engaged in private consultations with members of our board of directors about the analysis prepared and the course of action recommended by Randall & Dewey. Based on these discussions and further internal valuation analysis by Spinnaker’s management, our management and our directors believed that the course of action proposed by Randall & Dewey was in Spinnaker’s best interest. In addition, our management and our directors believed that, based on the experience gained by Randall & Dewey as financial advisor to EnCana, Spinnaker should engage Randall & Dewey to advise Spinnaker in connection with the process. On July 11, 2005, we engaged Randall & Dewey to advise Spinnaker in connection with this process.

Beginning on July 12, 2005, Messrs. Jarvis, Griffiths and Snell met with Randall & Dewey to develop a limited list of potential acquirers who would be approached privately to discuss a strategic transaction with

Spinnaker. In addition, Vinson & Elkins L.L.P. was engaged to serve as legal counsel for the Company and its board of directors. At the recommendation of Vinson & Elkins, the Company engaged Morris, Nichols, Arsht & Tunnell to serve as special Delaware counsel to the Company’s board of directors.

During the remainder of July 2005, Randall & Dewey privately contacted each of the potential acquirers determined jointly with Messrs. Jarvis, Griffiths and Snell, including Norsk Hydro, to discuss whether or not they would be interested in pursuing a strategic transaction with Spinnaker. All of the companies contacted by Randall & Dewey initially expressed an interest in entering into discussions and participating in more detailed due diligence of the Company.

In late July 2005, our management provided to our board of directors the presentation containing a compilation of valuation, reserve, the probabilistic assessment of Spinnaker’s exploration portfolio and certain other information that was to be provided to the potential acquirers that visited our data room. During a dinner with our board of directors on August 3, 2005, Messrs. Jarvis, Griffiths, Snell and Mr. Jeff Zaruba, Vice President, Treasurer and Assistant Secretary of the Company, updated the board of directors on the process that had been undertaken to date. Mr. Griffiths gave a presentation to our board of directors regarding Spinnaker’s assets and exploration portfolio. Management continued to provide our board of directors with updated and additional information and analyses on an ongoing basis throughout our sale process as requested by our board of directors.

At a regularly scheduled meeting of our board of directors on August 4, 2005, Randall & Dewey presented to the board of directors their analysis of the range of values that Spinnaker could expect to receive from potential acquirers. Our board of directors also discussed with Randall & Dewey the process of approaching only a limited group of potential acquirers. In addition, Vinson & Elkins discussed with the board of directors the securities laws associated with the process and the fiduciary duties of the board of directors in the context of a change of control transaction under Delaware law.

Two of the potential acquirers who had initially expressed an interest in Spinnaker subsequently decided not to execute a confidentiality agreement and withdrew from the process. The remaining two potential acquirers who had initially expressed an interest in Spinnaker, including Norsk Hydro, executed confidentiality agreements with Spinnaker and were granted access to the data room to conduct due diligence during August 2005.

In mid-August 2005, at the request of Norsk Hydro, Randall & Dewey provided to Norsk Hydro a draft merger agreement that had been prepared by Vinson & Elkins. A copy of the draft merger agreement was subsequently delivered to the other bidder.

In the latter part of August 2005, Randall & Dewey personally visited each of the companies still engaged in the process to ascertain their level of interest in Spinnaker and to encourage each potential acquirer, including Norsk Hydro, to submit a preemptive offer for the Company. Following their meetings, Norsk Hydro called Randall & Dewey and expressed an interest in making an offer that would cause Spinnaker to consider accepting such offer in lieu of continuing the sale process. Randall & Dewey informed Mr. Jarvis of Norsk Hydro’s interest in delivering an early bid, and, after engaging in private consultations with members of our board of directors, Mr. Jarvis instructed Randall & Dewey to inform Norsk Hydro that Spinnaker would consider such an offer so long as it was compelling.

Randall & Dewey informed Spinnaker’s management that one of the concerns raised during their meetings with potential acquirers was the acquirers’ desire to retain Spinnaker’s executive officers and employees following consummation of a transaction. The potential acquirers expressed concern over this issue largely because of the significant equity positions in Spinnaker held by many of our employees as well as the change in control severance plans that had previously been adopted by Spinnaker. In order to address these concerns, our executive officers outlined a draft retention plan that could be presented to and adopted by a potential acquirer which was believed would incentivize the Company’s employees (other than Mr. Jarvis, who expected to assume a consulting role with the surviving corporation), to stay with the surviving corporation following the closing of a transaction. In addition, each of the Company’s executive officers (other than Mr. Jarvis) orally committed to stay with the surviving corporation for up to 18 months following consummation of a transaction if the potential acquirer adopted a retention plan in substantially the form proposed by the Company.

On August 31, 2005, Spinnaker’s board of directors met in a special meeting by conference call during which the board of directors was updated on the status of the discussions with the potential acquirers and on the proposal by Norsk Hydro to make a preemptive offer. The board of directors also discussed the retention plan developed by management and which Randall & Dewey proposed to present to the potential acquirers to address their concerns about employee retention. Our board of directors also discussed hiring a separate financial advisor to render a fairness opinion with respect to consideration received in a proposed transaction and determined that it would be advisable to engage Credit Suisse First Boston because of their experience and international reputation and their familiarity with Spinnaker, among other reasons.

On September 1, 2005, Spinnaker contacted Credit Suisse First Boston to engage them to render an opinion to our board of directors as to the fairness, from a financial point of view, to Spinnaker or its stockholders, as appropriate, of the consideration to be received in connection with a sale of 50% or more of the assets or the capital stock of the Company, as well as certain other types of transactions.

On September 1, 2005, Mr. Tore Torvund, Executive Vice President of Norsk Hydro, and other representatives of Norsk Hydro and Citigroup (Norsk Hydro’s financial advisor) traveled to Houston to conduct further due diligence on the effects of Hurricane Katrina on Spinnaker’s assets.

On September 2, 2005, Mr. Torvund met with Mr. Jarvis to discuss the effects of Hurricane Katrina on Spinnaker and the proposed retention plan for Spinnaker’s employees. Later that same day, Citigroup delivered to Mr. Jarvis a written offer to acquire Spinnaker for $57 per share along with comments from Bracewell & Giuliani LLP, counsel for Norsk Hydro, on the draft merger agreement that had been previously provided by Randall & Dewey. In addition, Norsk Hydro delivered a draft stockholders’ agreement to be executed by Warburg Pincus Ventures L.P. and Mr. Jarvis and a draft consulting agreement to be executed by Mr. Jarvis in connection with the merger agreement. Norsk Hydro asserted that both of these agreements were an essential element of their offer.

Spinnaker’s board of directors met in a special meeting by conference call on the evening of September 2, 2005 to discuss the offer made by Norsk Hydro. Based on the recommendation of Spinnaker’s management and Randall & Dewey, our board of directors decided to reject the offer made by Norsk Hydro and to continue the process with the potential acquirers. In addition, our directors affiliated with Warburg Pincus Ventures, L.P. conveyed to our board of directors and to representatives of Randall & Dewey that Warburg Pincus Ventures, L.P. believed that Spinnaker had significant potential, that Warburg Pincus Ventures, L.P. had no time constraints pushing it for liquidity and that Warburg Pincus Ventures, L.P. would not be supportive of a transaction unless a bidder offered a compelling price. Following the meeting of our board of directors, Randall & Dewey telephoned Citigroup to inform them that our board of directors had rejected Norsk Hydro’s initial offer but that Norsk Hydro was invited to continue in the bid process.

In accordance with the process discussed by our board of directors, on September 7, 2005, Randall & Dewey delivered formal bid instructions along with the draft merger agreement prepared by Vinson & Elkins to the two remaining potential acquirers, including Norsk Hydro, that requested each party to provide a formal offer along with comments to the draft merger agreement on September 16, 2005.

On September 12, 2005, Spinnaker’s board of directors met in a special meeting by conference call during which the board of directors was updated on informal discussions between Randall & Dewey and the potential acquirers as well as the bid process set forth in the bid instruction letters that had been delivered to the potential acquirers. Randall & Dewey made a detailed presentation to the board of directors about their valuation analysis of Spinnaker as an ongoing business. During that meeting, our board of directors engaged in further discussions with management and Randall & Dewey about the valuation of the Company.

On September 16, 2005, Randall & Dewey received on behalf of Spinnaker formal offers from the potential acquirers, including Norsk Hydro. Norsk Hydro’s offer of $65.00 per share represented the highest offer, and its comments to the merger agreement were substantially the same as the comments it provided on September 2, 2005 and represented the most favorable agreement from Spinnaker’s perspective. Norsk Hydro also reiterated that the stockholders’ agreement and consulting agreement remained an essential element of their offer. As a result, Mr. Jarvis retained separate counsel from Andrews & Kurth LLP to represent him in connection with the negotiation of the consulting agreement. Warburg Pincus Ventures, L.P. and its counsel had previously reviewed the draft of the stockholders’ agreement that was delivered by Norsk Hydro on September 2, 2005 and did not have any substantive comments to the agreement.

During the evening of September 16, 2005, Randall & Dewey called the other bidder to inform it that it was not the highest bidder. That bidder indicated a possibility of improving its bid and said it would call Randall & Dewey later with its response. In subsequent telephone calls between Randall & Dewey and that bidder, the bidder indicated that it could only offer a modest increase in its offer price. Based on the telephone calls between that bidder and Randall & Dewey, Randall & Dewey advised our management and our board of directors that the bidder was unlikely to deliver an offer that exceeded Norsk Hydro’s offer. Ultimately the bidder did not submit an increased offer.

Spinnaker’s board of directors met in a special meeting by conference call the evening of September 16, 2005 to consider the offers. Credit Suisse First Boston provided our board of directors with a preliminary overview of certain financial analysis relating to Spinnaker at that meeting. Our board of directors instructed Randall & Dewey to negotiate a higher offer from Norsk Hydro and to make certain the other bidder was unable to improve their offer. Randall & Dewey telephoned Citigroup to request that Norsk Hydro increase the price per share and reduce the $90 million break-up fee proposed in Norsk Hydro’s offer. In addition, Randall & Dewey confirmed with the other bidder that such other bidder was unable to improve its offer.

During the morning of September 17, 2005, Mr. John Ottestad, Executive Vice President and Chief Financial Officer of Norsk Hydro, called Randall & Dewey and offered to increase the price per share in their offer to $65.50 and to reduce the break-up fee to $75 million. During that same telephone call, Mr. Ottestad informed Randall & Dewey that this represented their best and final offer. After discussing this revised offer with Spinnaker’s management, and following private consultations with members of our board of directors by Mr. Jarvis, Spinnaker and Norsk Hydro proceeded to commence final due diligence and to negotiate the merger agreement. In addition, representatives of Warburg Pincus Ventures, L.P. informed Vinson & Elkins that it would execute the stockholders’ agreement in substantially the form presented by Norsk Hydro on September 2, 2005 if Spinnaker and Norsk Hydro reached an agreement on the merger agreement. During September 17th and 18th, representatives of Vinson & Elkins and Bracewell & Giuliani met to finalize the proposed merger agreement and the stockholders’ agreement with Norsk Hydro. Also during September 17th and 18th, representatives of Andrews & Kurth and Bracewell & Giuliani finalized the consulting agreement.

On September 18, 2005, a telephonic meeting of our board of directors was held during which representatives of Vinson & Elkins reviewed the terms of the proposed merger agreement with Norsk Hydro and answered questions posed by members of the board of directors. Representatives of Randall & Dewey reviewed the history of the entire sale process with our board of directors and expressed their satisfaction and confidence in the results of the process. Credit Suisse First Boston then reviewed its financial analyses with respect to the merger consideration and the board of directors engaged in further discussions regarding the terms of the proposed merger with our management as well as representatives of Vinson & Elkins, Randall & Dewey and Credit Suisse First Boston. At the request of the board of directors, Credit Suisse First Boston then rendered its opinion, dated September 18, 2005, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received by the holders of Spinnaker common stock in the merger was fair, from a financial point of view, to the holders of our common stock. Thereafter our board of directors unanimously approved and declared the merger agreement advisable.

During the evening of September 18, 2005, Norsk Hydro, Parent, Merger Sub and the Company executed the merger agreement and each of Norsk Hydro and Spinnaker announced the transaction during the morning of September 19, 2005.

Reasons for the Merger and Board of Directors’ Recommendation

Reasons for the Merger. The terms of the merger agreement and the proposed merger are the result of arm’s-length negotiations between representatives of Spinnaker and representatives of Norsk Hydro. In arriving at its decision to approve and recommend the merger agreement for adoption by our stockholders, our board of directors carefully considered a number of factors, including, but not limited to, the following:

•	the manner in which the public markets value exploration and production companies given the lack of predictability of their production streams;

•	the manner in which the public markets value steady production growth over financial returns;

•	our current and historical financial condition and our results of operations as a stand-alone company;

•	the views of our management as to our prospects and strategic objectives as an independent company and the risks involved in achieving those prospects and objectives;

•	whether it is an advisable time to consider the sale of Spinnaker;

•	current industry, economic and market conditions and trends in the markets in which we compete, including the likelihood of consolidation (both in terms of the possibility of other acquirors appearing and a corresponding decrease in the number of potential acquirors from other consolidation activity);

•	our current and historical market valuation and other companies in our sector, volatility and trading information with respect to our common stock, and the possibility of a revaluation by the market of Spinnaker and the sector;

•	the possible alternatives to the merger (including other acquisition or combination possibilities for Spinnaker and the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to our stockholders of such alternatives and the timing and likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the merger with Norsk Hydro presents a superior opportunity to such alternatives;

•	our belief that there were other bidders that participated in the sale of EnCana’s Gulf of Mexico assets to Statoil who were still interested in acquiring deepwater assets in the Gulf of Mexico and who would be willing to pay a premium to acquire those assets;

•	the value of our reserves and exploration inventory under various scenarios for the business and commodity prices and the risks and rewards under those scenarios;

•	the importance of market position, significant scale and scope, and financial resources to our ability to continue to compete effectively in today’s environment, and to function effectively as an independent company; and

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	the fact that the $65.50 per share to be paid as the consideration in the merger represents:

•	a premium of $21.10, or approximately 47.5% over the trailing average closing sales price of $44.40 per share for our common stock as reported on the New York Stock Exchange for the thirty (30) trading days ended September 16, 2005,

•	a premium of $18.80, or approximately 40.3% over the trailing average closing sales price of $46.70 per share for our common stock as reported on the New York Stock Exchange for the five (5) trading days ended September 16, 2005, and

•	premium of $16.75, or approximately 34.4% over the closing sale price of $48.75 for our common stock as reported on the New York Stock Exchange on September 16, 2005, the last full trading day prior to the public announcement of the proposed merger;

•	the financial presentation of Credit Suisse First Boston LLC to Spinnaker’s board of directors on September 18, 2005, including its opinion as of that date with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Spinnaker common stock in the proposed merger (see “The Merger—Opinion of Credit Suisse First Boston LLC”);

•	the views of Randall & Dewey regarding the success of the sale process;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•	the fact that pursuant to the merger agreement, we are not prohibited from responding (at any time prior to our stockholders’ adoption of the merger agreement and in the manner provided in the merger agreement) to certain takeover proposals that our board of directors determines in good faith constitute a superior proposal, and, upon payment of a predetermined termination fee, we may terminate the merger agreement under certain circumstances.

In the course of its deliberations, our board of directors also considered, among other things, the following potentially adverse factors regarding the merger:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and the potential negative effect of public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders will not participate in our future earnings or growth and will not benefit from any potential future increase in our value;

•	the conditions to Norsk Hydro’s obligation to complete the merger and the right of Norsk Hydro to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as stockholders of Spinnaker generally, as described in “—Interests of Certain Persons in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors Recommendation. After careful consideration, our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Spinnaker and our stockholders, declared the merger agreement advisable and approved the merger agreement and the other transactions contemplated by the merger agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF SPINNAKER UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Opinion of Credit Suisse First Boston LLC

Credit Suisse First Boston has rendered its written opinion, dated September 18, 2005, to Spinnaker’s board of directors to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other matters described in its opinion, the merger consideration to be received by the holders of Spinnaker common stock in the merger was fair, from a financial point of view, to the holders of Spinnaker common stock.

The full text of Credit Suisse First Boston’s written opinion, dated September 18, 2005, to Spinnaker’s board of directors, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered is attached as Appendix B. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is incorporated by reference. Holders of Spinnaker common stock are encouraged to carefully read the opinion in its entirety.

Procedures Followed

In arriving at its opinion, Credit Suisse First Boston reviewed drafts dated September 18, 2005 of the merger agreement and certain related agreements as well as certain publicly available business and financial information relating to Spinnaker and an oil and gas reserve report prepared by Spinnaker’s reservoir evaluation consultants. Credit Suisse First Boston also reviewed certain other information relating to Spinnaker, including financial forecasts provided to or discussed with Credit Suisse First Boston by Spinnaker, and met with Spinnaker’s management to discuss the business and prospects of Spinnaker. Credit Suisse First Boston also considered certain financial and stock market data of Spinnaker, and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to that of Spinnaker and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. Credit Suisse First Boston understood that pursuant to the terms of the merger agreement, Norsk Hydro would unconditionally guarantee the performance of Parent’s and Merger Sub’s obligations under the merger agreement, including the obligations of Parent to pay the merger consideration. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

Assumptions Made and Qualifications and Limitations on Review Undertaken

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information (including the reserve report prepared by Spinnaker’s reservoir evaluation consultants) being complete and accurate in all material respects. With respect to the financial forecasts for Spinnaker reviewed by Credit Suisse First Boston, Credit Suisse First Boston was advised and assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Spinnaker’s management as to the future financial performance of Spinnaker. With respect to the reserve report prepared by Spinnaker’s reservoir evaluation consultants, Credit Suisse First Boston was advised and assumed that the reserve report had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Spinnaker and Spinnaker’s reservoir evaluation consultants with respect to the oil and gas reserve estimates and related information set forth in the reserve report. Credit Suisse First Boston also assumed that the merger agreement and the related agreements, when executed and delivered by the parties thereto, would conform to the drafts reviewed by Credit Suisse First Boston in all respects material to its analyses. Credit Suisse First Boston also assumed, with Spinnaker’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on Spinnaker or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Spinnaker, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals other than the reserve report. Credit Suisse First Boston’s opinion addresses only the fairness, from a financial point of view, to the holders of Spinnaker common stock of the merger consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion is necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and can be evaluated on the date of the opinion. Credit Suisse First Boston’s opinion does not address the merits of the merger as compared to alternative transactions or strategies that may be available to Spinnaker nor does it address Spinnaker’s underlying decision to proceed with the merger. Credit Suisse First Boston’s opinion also does not constitute a recommendation to any stockholder of Spinnaker as to how such stockholder should vote or act on any matter relating to the proposed merger.

Summary of Financial and Other Analyses

In preparing its opinion to Spinnaker’s board of directors, Credit Suisse First Boston performed a variety of financial and other analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those analytic methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Credit Suisse First Boston arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analytic method or factor. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse First Boston considered general business, economic, industry and market performance and conditions (financial and otherwise) and other matters, many of which are beyond the control of Spinnaker. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Spinnaker or the proposed merger, and while the results of each analysis are taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse First Boston does not make separate or quantifiable judgments regarding individual analyses. The estimates contained in Credit Suisse First Boston’s analyses and ranges of values indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Spinnaker. Accordingly, much of the information used in, and the results of, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial and other analyses were provided to Spinnaker’s board of directors in connection with its consideration of the proposed merger and were only one of many factors considered by Spinnaker’s board of directors in evaluating the proposed merger. Neither Credit Suisse First Boston’s opinion nor its analyses were determinative of the merger consideration or of the views of Spinnaker’s board of directors or management with respect to the merger.

The following is a summary of the material financial and other analyses presented by Credit Suisse First Boston to Spinnaker’s board of directors in connection with Credit Suisse First Boston’s opinion dated September 18, 2005. The financial and other analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the financial and other analyses, including the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse First Boston’s analyses.

Selected Companies Analysis

Using publicly available financial and operating data, including publicly available research analyst estimates, for selected companies in the oil and gas exploration and production industry, Credit Suisse First Boston calculated multiples and percentages of enterprise value to:

•	estimated 2005 earnings before interest, taxes, depreciation, amortization and exploration expenditures (referred to as EBITDAX);

•	estimated 2006 EBITDAX;

•	proved oil and gas reserves (in $ per thousands of cubic feet equivalents or $/Mcfe);

•	estimated 2005 oil and gas production (in $/Mcfe per day or $/Mcfe/d);

•	estimated 2006 oil and gas production (in $/Mcfe/d); and

•	the estimated net present value on a pre-tax basis of proved oil and gas reserves calculated using a 10% discount rate (referred to as Pre-Tax PV 10%).

For purposes of calculating Mcfe, six thousand cubic feet of natural gas are deemed equivalent to one barrel of oil. Enterprise values in this analysis were calculated using the closing price of common stock of Spinnaker and the selected companies as of September 16, 2005.

The selected companies in the oil and gas exploration and production industry were:

•	ATP Oil & Gas Corporation

•	Bois d’Arc Energy Inc.

•	Callon Petroleum Company

•	Energy Partners Limited

•	Remington Oil and Gas Corporation

•	Stone Energy Corporation

•	W&T Offshore, Inc.

•	Spinnaker

Credit Suisse First Boston applied the ranges indicated by the selected companies analysis to corresponding financial and operating data for Spinnaker, including estimates provided by the management of Spinnaker. That analysis indicated an implied reference range value per share of Spinnaker common stock of $39.08 to $46.65 as compared to the proposed merger consideration of $65.50 per share of Spinnaker common stock.

Selected Transactions Analysis

Using publicly available financial and operating data and other information relating to selected transactions involving oil and gas exploration and production companies, Credit Suisse First Boston calculated multiples of transaction value to:

•	proved oil and gas reserves (in $/Mcfe); and

•	estimated oil and gas production (in $/Mcfe/d).

The selected transactions involving companies in the oil and gas exploration and production industry were:

Acquiror	Target
2005
Woodside Petroleum Ltd	Gryphon Exploration Company
CAL Dive International, Inc.	Murphy Oil Corporation
Statoil ASA	EnCana Corporation
Nippon Oil Corporation	Devon Energy Corporation
Sumitomo Corporation	NCX Company, Inc.

2004
Stone Energy Corporation	Anadarko Petroleum Corporation
The Houston Exploration Company	Undisclosed
Apache Corporation	Anadarko Petroleum Corporation
Newfield Exploration Company	Denbury Resources Incorporated

2003
W&T Offshore, Inc.	ConocoPhillips
Forest Oil Corporation	Unocal Corporation
The Houston Exploration Company	Transworld Exploration and Production Inc.
Apache Corporation	Shell Exploration & Production Company
Anadarko Petroleum Corporation	Amerada Hess Corporation
Pioneer Natural Resources Company	Mariner Energy Inc.
Nexen Incorporated	BP plc
Devon Energy Corporation	Ocean Energy Incorporated
Apache Corporation	BP plc

Credit Suisse First Boston applied the ranges indicated by the selected transactions analysis to corresponding operating data for Spinnaker, including estimates provided by the management of Spinnaker and information from the reserve report. That analysis indicated an implied reference range value per share of Spinnaker common stock of $49.18 to $66.84 as compared to the proposed merger consideration of $65.50 per share of Spinnaker common stock.

Discounted Cash Flow Analysis

Credit Suisse First Boston also calculated the present value of Spinnaker’s projected cash flows using projected financial and operating data from the reserve report that was reviewed and approved by the management of Spinnaker. For purposes of the discounted cash flow analysis, Credit Suisse First Boston made alternative assumptions regarding three variables as follows:

Analytical Assumptions

Data and Information

Oil and Gas Pricing Scenarios	New York Mercantile Exchange Forward Curve	$45.00 per barrel of oil $6.50 per Mcf

Reserve Risk Scenarios	Risked:	Unrisked:
	100% for proved developed reserves; 85% for proved undeveloped reserves; 50% probable reserves; and 10% possible reserves	100% for all proved, probable and possible reserves

Years of Cash Flow/ Terminal Value Multiple	4.5 years 3.5x - 4.5x EBITDAX	14.5 years No terminal value multiple

The range of values per share of Spinnaker common stock indicated by the resulting eight discounted cash flow scenarios were:

Discounted Cash Flow Analysis

4.5 Years/3.5x – 4.5x EBITDAX Terminal Value Multiple	Indicated Range
Risked/NYMEX Forward Pricing Curve	$51.88 to $61.64
Risked/$45.00 Oil & $6.50 Gas	$38.94 to $46.17
Unrisked/NYMEX Forward Pricing Curve	$70.55 to $85.06
Unrisked/$45.00 Oil & $6.50 Gas	$52.34 to $63.13

14.5 Years/No Terminal Value Multiple	Indicated Range
Risked/NYMEX Forward Pricing Curve	$39.20 to $41.60
Risked/$45.00 Oil & $6.50 Gas	$29.58 to $31.42
Unrisked/NYMEX Forward Pricing Curve	$52.54 to $56.23
Unrisked/$45.00 Oil & $6.50 Gas	$39.33 to $42.08

Other Analyses

Credit Suisse First Boston also reviewed the historical trading prices and volumes of Spinnaker common stock since its initial public offering in September of 1999 and its relative trading performance over the last twelve months and three years as compared to the Standard & Poors 500 Index and an index comprised of the selected companies used for comparative purposes in the Selected Companies Analysis. In addition, Credit Suisse First Boston reviewed the premiums paid in selected acquisitions of North American oil and gas exploration and production companies with publicly traded securities as compared to the premium proposed to be paid in the merger.

General

Spinnaker selected Credit Suisse First Boston to render a fairness opinion based on Credit Suisse First Boston’s experience and reputation and its familiarity with Spinnaker and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse First Boston was engaged by Spinnaker solely to provide Spinnaker’s board of directors with Credit Suisse First Boston’s opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Spinnaker common stock in the proposed merger and was not requested to and did not solicit third party indications of interest in acquiring all or any part of Spinnaker nor did Credit Suisse First Boston participate in the negotiation of the terms of the Merger. Credit Suisse First Boston became entitled to receive a fee of $1,000,000 for its services upon the rendering of its opinion. Spinnaker has also agreed to reimburse Credit Suisse First Boston for its expenses and to indemnify Credit Suisse First Boston and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of Credit Suisse First Boston’s engagement. Credit Suisse First Boston and its affiliates have from time-to-time in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to Spinnaker and to Norsk Hydro or its affiliates, for which Credit Suisse First Boston has received, and would expect to receive, compensation. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Spinnaker, Norsk Hydro and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors, you should be aware that some of our executive officers and directors have interests in the merger that are different from, or in addition to, yours. Our board of directors was aware of these interests and considered them, among other things, in approving the merger agreement and the merger. These interests are described below.

Indemnification and Insurance

The merger agreement provides that, without limiting any other rights that any person may have pursuant to any employment agreement, indemnification agreement or other arrangement, who, at or prior to the effective time of the merger, is or was serving (1) as director, officer, employee or agent of Spinnaker or any of our subsidiaries, (2) as a fiduciary under any employee benefit plan of Spinnaker or any of our subsidiaries or (3) at the request of Spinnaker or any of our subsidiaries as a director, officer, employee or agent of another entity or enterprise, from and after the effective time, Parent will, to the fullest extent permitted by law, cause the surviving corporation to honor all obligations to indemnify (including any obligations to advance funds for expenses) such persons for acts or omissions by such persons occurring at or prior to the effective time (whether asserted or claimed prior to, at or after the effective time), and such indemnification obligations will survive the merger and will continue in full force and effect in accordance with the terms of such employment agreement, indemnification agreement or other arrangement from the effective time until the expiration of the applicable statute of limitations with respect to any claims against such persons arising out of such acts or omissions.

In addition, the merger agreement provides that for a period of six years after the effective time, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Spinnaker (provided that Parent may substitute therefor policies with reputable and financially sound carriers with the same or better credit rating as our current insurance carrier of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the effective time. In no event, however, will Parent be required to maintain such current policies if it is required to pay aggregate annual premiums for insurance in excess of 200% of the amount of the aggregate premiums paid by Spinnaker for the most recent year. In addition, Parent will not, and will cause the surviving corporation not to, amend, repeal or otherwise modify any employment agreement, indemnification agreement or other arrangement in any manner that would affect adversely the rights of any party thereto.

Accelerated Vesting of Options and Restricted Stock

Stock Options. As of the record date, there were [3,054,643] shares of our common stock subject to stock options granted under our stock option and incentive plans to our current executive officers and directors. The merger agreement provides that all of our outstanding stock options issued pursuant to our stock option and incentive plans, whether or not vested or exercisable, will, as of the effective time of the merger, become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $65.50 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested options held by our directors and executive officers as of September 30, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares Underlying Vested and Unvested Options	Weighted Average Exercise Price of Vested and Unvested Options	Resulting Consideration(1)
Directors:
Roger L. Jarvis(2)	1,362,029	$17.71	$65,094,842
Howard H. Newman	10,600	$40.73	$262,615
Jeffrey A. Harris	34,500	$31.49	$1,173,332
Michael E. McMahon	48,500	$24.24	$2,001,092
Sheldon R. Erikson	30,600	$29.56	$1,099,828
Michael E. Wiley	42,200	$34.04	$1,327,630
Walter R. Arnheim	22,500	$32.69	$738,200

Executive Officers:
Scott A. Griffiths	285,000	$24.00	$11,828,900
Robert M. Snell	330,000	$28.01	$12,372,850
L. Scott Broussard	189,200	$29.51	$6,810,043
Kelly M. Barnes	242,993	$25.84	$9,638,036
Jimmy W. Bennett	146,521	$29.88	$5,219,284
Gonzalo Enciso	108,000	$26.89	$4,169,600
William N. Young, III	98,000	$27.58	$3,716,000
Jeffrey C. Zaruba	104,000	$28.82	$3,814,373

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.
(2)	Mr. Jarvis also serves as the Chairman of our board of directors and President and Chief Executive Officer of Spinnaker.

Restricted Stock. As of the record date, there were 27,000 shares of our common stock represented by restricted stock held by our current executive officers and directors. The merger agreement provides that, immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse and, at the effective time of the merger, each outstanding share of our restricted stock will become fully vested and will be converted into the right to receive $65.50 in cash, less applicable tax withholding and without interest.

The following table summarizes the restricted stock held by our directors and executive officers as of September 30, 2005 and the consideration that each of them will receive pursuant to the merger agreement in connection with such shares of restricted stock:

	No. of Shares of Restricted Stock	Resulting Consideration
Directors:
Roger L. Jarvis(1)	10,000	$655,000
Howard H. Newman	—	$—
Jeffrey A. Harris	—	$—
Michael E. McMahon	—	$—
Sheldon R. Erickson	—	$—
Michael E. Wiley	—	$—
Walter R. Arnheim	—	$—

Executive Officers:
Scott A. Griffiths	5,000	$327,500
Robert M. Snell	2,000	$131,000
L. Scott Broussard	2,000	$131,000
Kelly M. Barnes	2,000	$131,000
Jimmy W. Bennett	1,500	$98,250
Gonzalo Enciso	1,500	$98,250
William N. Young, III	1,500	$98,250
Jeffrey C. Zaruba	1,500	$98,250

(1)	Mr. Jarvis also serves as the Chairman of our board of directors and President and Chief Executive Officer of Spinnaker.

Consulting Agreement with Roger L. Jarvis

In order to induce Parent and Merger Sub to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, Roger L. Jarvis (our President and Chief Executive Officer) entered into a consulting agreement with Merger Sub pursuant to which he agreed to provide certain services to the surviving corporation for a period of twelve months after the effective time of the merger. Under the terms of the consulting agreement, Mr. Jarvis’ employment with Spinnaker will be terminated at the effective time of the merger and the surviving corporation will pay to Mr. Jarvis all of the rights and benefits to which he is entitled under Spinnaker’s Executive Change in Control Severance Plan and his year-end incentive compensation for 2005. Mr. Jarvis will also be entitled to receive a fee of $15,000 per month during the term of the consulting agreement as payment for his services under the consulting agreement. The surviving corporation also agreed to provide Mr. Jarvis, at the expense of the surviving corporation, with medical, dental and other healthcare benefits not less favorable to him than those available to him immediately prior to the effective time until the earlier of Mr. Jarvis’ death or attainment of age 65. Mr. Jarvis agreed for a period of twelve months after the term of the consulting agreement not to compete with the surviving corporation in the oil and gas exploration and production business in the offshore Gulf of Mexico area and not to hire, recruit or otherwise solicit an employee, director or consultant of the surviving corporation. Finally, the surviving corporation agreed to transfer to Mr. Jarvis all of its rights, title and interest in the name “Spinnaker” and all derivatives in due course following the effective time of the merger. A copy of the form of consulting agreement is attached to this proxy statement as Exhibit B to Appendix A and is incorporated by reference in this proxy statement.

Continuation of Spinnaker’s Employee Benefits

The merger agreement provides that for a period of one year after the effective time, Parent will provide the executive officers and employees of Spinnaker who remain employed with Spinnaker with employee benefits which, in the aggregate, are not materially less favorable to such officers and employees than those provided by Spinnaker prior to the effective time. In addition, Norsk Hydro agreed that the surviving corporation will assume and perform Spinnaker’s obligations under the severance plans in effect with respect to the officers and employees of Spinnaker. Spinnaker has agreed to take such action as may be required to eliminate its obligation to match employee contributions with equity under the Spinnaker 401(k) Retirement Savings Plan.

Spinnaker Executive Change in Control Severance Plan

Spinnaker’s Executive Change in Control Severance Plan provides severance benefits to our executive officers whose employment is terminated under certain circumstances or whose terms of service change, as defined in the executive severance plan, on or after the date upon which occurs a change in control of Spinnaker. As provided in the consulting agreement between Mr. Jarvis and Merger Sub, Mr. Jarvis will receive benefits under this plan upon the consummation of the merger, and our other executive officers may receive benefits under this plan upon the consummation of the merger under certain circumstances.

Under the executive severance plan, if the employment of an executive officer by Spinnaker or a successor thereto is subject to an involuntary termination or a change in terms of service on the date upon which a change in control, as defined in the executive severance plan, occurs or within the officer’s coverage period following such change in control, then the officer is entitled to receive as a severance benefit a lump sum cash payment in an amount equal to such officer’s severance amount percentage, which is a percentage designated by Spinnaker in its sole discretion, multiplied by the officer’s compensation. Under the executive severance plan, compensation is defined, in general, as the sum of the officer’s annual base salary and the annual cash bonus, if any, most recently paid by Spinnaker to the officer prior to the date of such officer’s involuntary termination, or if greater, the annual cash bonus, if any, most recently paid by Spinnaker to the officer prior to the date upon which a change in control occurs. The coverage period is a period of time that begins on the date upon which a change in control occurs and continues for a number of months designated by Spinnaker in its sole discretion.

The severance amount percentage and coverage period for each of the executive officers of Spinnaker under the executive severance plan are as follows:

Officer	Severance Amount Percentage	Coverage Period (Months)
Chief Executive Officer	250%	30
Chief Operating Officer	250%	30
Chief Financial Officer	250%	30
All other officers	200%	24

Spinnaker’s executive officers (other than Mr. Jarvis) have proposed to forfeit their rights to immediate severance benefits under the executive severance plan in exchange for proposed retention plan benefits.

Employment Agreements and Proposed Employee Retention Plan

Norsk Hydro and Spinnaker’s management plan to implement a retention benefit program for Spinnaker’s employees, including Spinnaker’s executive officers (other than Mr. Jarvis who will continue on as a consultant). It is anticipated that prior to closing of the merger, Merger Sub will enter into employment agreements with certain Spinnaker employees, including Spinnaker’s other top four most highly compensated executive officers, with such agreements becoming effective at the closing of the merger. Such individuals will be entitled to a base salary that is not less than their base salary during 2005 and a bonus that is not less than the average of such individual’s bonus for 2004 and 2005, together with the following benefits:

•	at and after the closing of the merger, any such individuals who are subject to Section 280G excise tax liabilities as a result of the merger will receive a payment at the time that the benefit resulting in such excise tax liability is realized in the amount of the excise tax liabilities payable by such individual plus an additional amount necessary to reimburse such individual for all additional excise tax liabilities arising as a result of such payment (based upon current preliminary estimates, the aggregate payments to such individuals are not expected to exceed $3.8 million);

•	following twelve months of continued employment after the closing of the merger, a retention payment of 2.5 to 3.5 times the total of such individual’s 2006 base salary plus the average of such individual’s 2004 and 2005 bonuses;

•	following eighteen months of continued employment after the closing of the merger, continued health coverage under the surviving corporation’s health plans that are substantially similar to Spinnaker’s existing health plans through age 65 or a maximum of 15 years, whichever is less; and

•	in the event that such individual is terminated without cause prior to the expiration of eighteen months, all retention benefits will be accelerated upon termination.

Spinnaker employees not entering into employment agreements will be entitled to a retention payment equal to 0.5 to 1.5 times the total of their 2006 base salary plus the average of their 2004 and 2005 bonuses. Such benefits will cliff vest and only be paid if the employee has been continuously employed for a period of twelve months after the closing of the merger. In the event that an employee is terminated without cause, the foregoing benefits will be accelerated and become due and payable to the employee upon termination.

Appraisal Rights

Holders of record of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Appendix C. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on                     , a written demand for the appraisal of the

stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Spinnaker at 1200 Smith Street, Suite 800, Houston, Texas 77002, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, we have agreed to provide Norsk Hydro prompt notice of any demands for appraisal received by it. Norsk Hydro will have the right to participate in, and direct all negotiations and proceedings with respect to, demands for appraisal under the Section 262. We will not make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent of Norsk Hydro.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $65.50 per share in cash they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The surviving corporation may reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $65.50 per share. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $65.50 in cash per share merger consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Delaware Court of Chancery deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Under the terms of the stockholders’ agreement described under “The Merger Agreement and Stockholders’ Agreement—The Stockholders’ Agreement”, Mr. Jarvis and Warburg Pincus Ventures, L.P. have waived their appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger

General. The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of Spinnaker common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. In particular, this discussion deals only with U.S. holders that hold shares of Spinnaker common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding Spinnaker common stock as “qualified small business stock,” persons holding Spinnaker common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, persons whose functional currency is not the U.S. dollar, or persons subject to the alternative minimum tax. This discussion may not be applicable to stockholders who acquired Spinnaker common stock pursuant to the exercise of options or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a beneficial owner of Spinnaker common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity (classified as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

If a partnership holds Spinnaker common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold stock are urged to consult their own tax advisors about the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

Consequences of the Merger to Spinnaker Stockholders. The receipt of cash in exchange for Spinnaker common stock in the merger or as a result of the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Spinnaker common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held the Spinnaker common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Federal Income Tax Backup Withholding. A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions and tax-exempt organizations and non-U.S. holders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, each U.S. holder should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to U.S. holders if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Consequences of the Merger to Spinnaker Stockholders that are not U.S. Holders. In general, a non-U.S. holder of Spinnaker common stock will not be subject to U.S. federal income tax on any gain realized upon the disposition of Spinnaker common stock pursuant to the merger so long as:

•	the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder;

•	if the non-U.S. holder is an individual, the non-U.S. holder either is not present in the United States for 183 days or more in the taxable year of disposition, or does not have a “tax home” in the United States for U.S. federal income tax purposes and meets certain other requirements;

•	the non-U.S. holder is not subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; and

•	the non-U.S. holder has not owned, directly or indirectly, more than 5% of the Spinnaker common stock at any time during the five-year period ending on the date of the merger.

A non-U.S. holder that does not meet the foregoing requirements will be subject to U.S. federal income tax on any gain recognized in the same manner as a U.S. holder, summarized above.

We strongly urge each holder of Spinnaker common stock to consult his, her or its own tax advisor as to the specific tax consequences of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of the holder’s particular circumstances.

Regulatory Matters

United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated under the HSR Act, acquisitions of a certain size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted.

The merger of Spinnaker with Merger Sub is subject to the provisions of the HSR Act. Under the HSR Act, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms by Norsk Hydro and us. Both Norsk Hydro and Spinnaker have filed the required notification and report forms, and we are awaiting expiration or termination of the waiting period.

The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or another person could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period has expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Finally, because Norsk Hydro is a foreign corporation, the Committee on Foreign Investments in the United States is empowered to block the merger if the committee determines that the merger threatens the national security of the United States. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

General. It is possible that any of the governmental entities, including foreign governmental entities, with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. We cannot assure you that Norsk Hydro or Spinnaker will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions. We also cannot assure you that the required regulatory approvals will be obtained within the time frame contemplated by us or on terms that will be satisfactory to Norsk Hydro and Spinnaker.

THE MERGER AGREEMENT AND STOCKHOLDERS’ AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, Norsk Hydro, Parent and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the disclosure schedules to the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the office of the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur no later than the first business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Parent and the Company may agree).

Structure

At the effective time of the merger, Merger Sub will merge with and into us. Spinnaker will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Parent. All of the Company’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities and duties, will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will no longer be quoted on the New York Stock Exchange, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $65.50 in cash, less any required tax withholding and without interest, other than:

•	shares of Company common stock held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•

shares of Company common stock owned by Merger Sub, Parent, Norsk Hydro or any direct or indirect subsidiary of the Company or Merger Sub, Parent or Norsk Hydro immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration (Norsk Hydro and its subsidiaries do not own any shares of Company common stock as of the date of this proxy statement other than shares they may be deemed to beneficially own as a result of the stockholders’ agreement); and

•	shares of Company common stock as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law.

After the effective time of the merger, except with respect to shares as to which appraisal rights have been demanded and perfected and not withdrawn or otherwise lost under Delaware law, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration without any interest. The merger consideration paid on each book-entry share or upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that book-entry share or certificate.

Company Stock Options

At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will become fully exercisable and thereafter represent the right to receive an amount in cash, less applicable tax withholding and without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $65.50 over the exercise price per share of common stock subject to such option.

Restricted Shares

Immediately prior to the effective time of the merger, the restrictions applicable to each share of restricted stock will lapse, and at the effective time of the merger, each outstanding share of our restricted stock will become fully vested, free of such restrictions and will be converted into the right to receive $65.50 in cash, less any applicable tax withholding and without interest.

Exchange and Payment Procedures

As of the effective time of the merger, Parent will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock and each optionholder with Computershare Trust Company, Inc. or another entity (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders and an option surrender agreement to the optionholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of shares of our common stock that were outstanding prior to the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for twelve months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to the delivery of such funds to Parent may only look to Parent or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our certificate of incorporation and bylaws;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings made since January 1, 2004, including the financial statements contained therein;

•	accuracy and compliance as to form with applicable securities laws of this proxy statement;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2004;

•	the absence of undisclosed liabilities;

•	the absence of defaults or violations under our and our subsidiaries’ governing documents, certain agreements and applicable laws;

•	compliance with applicable legal requirements;

•	legal proceedings and governmental orders;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	intellectual property;

•	oil and gas equipment and property, including leases;

•	environmental matters;

•	our and our subsidiaries’ insurance policies;

•	estimate of our oil and gas reserves as of June 30, 2005;

•	our board of director’s receipt of Credit Suisse First Boston’s opinion with respect to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Spinnaker’s common stock in the proposed merger;

•	the required vote of our stockholders in connection with the approval and adoption of the merger agreement;

•	the absence of undisclosed broker’s fees;

•	material contracts;

•	the inapplicability of anti-takeover statutes to the merger; and

•	the absence of violations under the Foreign Corrupt Practices Act.

For the purposes of the merger agreement, a “material adverse effect” with respect to us means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate, is materially adverse to: (a) the financial condition, business, assets, liabilities or results of operations of us and our subsidiaries, taken as a whole, (b) our ability to perform our obligations under the merger agreement, or (c) our ability to consummate the merger.

A “material adverse effect” will not have occurred, however, as a result of any of the following results, occurrences, conditions, facts, changes, violations, events or effects:

•	any change or effect resulting from changes in general economic, regulatory or political conditions, or conditions in the United States or worldwide capital markets;

•	any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry generally);

•	any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies;

•	the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

•	the disclosure of the fact that Norsk Hydro is the prospective acquirer of the Company;

•	the announcement or pendency of the transactions contemplated by the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any of our or our subsidiaries’ customers, suppliers, distributors, partners or employees due to the announcement or pendency of the transactions contemplated by the merger agreement;

•	the announcement of our intention to review the possibility of selling the Company;

•	any change in the trading prices or trading volume of our common stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a material adverse effect);

•	any change in accounting requirements or principles imposed upon us or our subsidiaries or our respective businesses or any change in law, or the interpretation thereof;

•	actions taken by Parent or any of its affiliates;

•	our failure to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph);

•	any effect, change, event, occurrence or circumstance resulting from any action taken by us or our subsidiaries with Parent’s consent or from compliance by us with the terms of the merger agreement;

•	any effect, change, event, occurrence or circumstance resulting from our or our subsidiaries’ failure to take any action prohibited by the merger agreement due to Parent’s unreasonable withholding of consent or delaying its consent; or

•	the production delays and damage to a drilling rig experienced by Spinnaker as a result of Hurricane Katrina.

You should be aware that these representations and warranties are made by Spinnaker to Parent and Merger Sub, may be subject to important limitations and qualifications set forth in the merger agreement and the disclosure schedules thereto and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by Norsk Hydro, Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for this proxy statement;

•	the absence of litigation affecting the ability of Parent to consummate the merger;

•	the access of Parent and Merger Sub to available funds to pay the merger consideration;

•	the required vote of stockholders of Parent and Merger Sub in connection with the approval and adoption of the merger and the merger agreement;

•	prior ownership of our common stock by Norsk Hydro, Parent or Merger Sub; and

•	the purpose of formation and prior activities of Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between September 18, 2005 and the completion of the merger:

•	we will conduct our business in the usual, regular and ordinary course of business;

•	we will use commercially reasonable efforts to preserve intact our business organization, keep available the services of our current officers and employees and endeavor to preserve our current relationships with customers, suppliers and other persons with which we have business dealings;

•	we will not declare or pay any dividends on or make other distributions in respect of any of our capital stock, partnership interests, membership interests or beneficial interests;

•	we will not split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	we will not repurchase, redeem or otherwise acquire our capital stock or the securities of any of our subsidiaries, except as required by our securities outstanding on the date of the merger agreement or as contemplated by any of our employee benefit plans or employment agreements existing as of the date of the merger agreement;

•	we will not enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, Spinnaker or any of our subsidiaries;

•	we will not issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of our capital stock, any voting debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such securities, other than (a) the issuance of common stock upon the exercise of stock options or in satisfaction of stock grants or other stock-based awards, in each case outstanding as of the date of the merger agreement and (b) the issuance of common stock to match a portion of the contributions made by our employees under our 401(k) Retirement Savings Plan consistent with past practice;

•	we will not amend or propose to amend our certificate of incorporation or bylaws or the organizational documents of our subsidiaries;

•	we will not acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof other than acquisitions in the ordinary course of business;

•	we will not sell, lease, license, assign, encumber or otherwise dispose of or subject to any lien any properties or assets (including capital stock of our subsidiaries and indebtedness of others) which are material to us and our subsidiaries, taken as a whole, other than (a) as may be necessary or required by law to consummate the transactions contemplated by the merger agreement, (b) sales or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to us, or (c) sales or other dispositions of assets in the ordinary course of business consistent with past practice;

•	we will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinnaker or any of our subsidiaries;

•	we will not make any changes in accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule or regulation or GAAP;

•	we will use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent with past practice;

•	we will not make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action would not have a material adverse effect;

•	we will not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise would not result in a material adverse effect;

•	we will not change in any material respect any methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of federal income tax returns that have been filed for prior taxable years, except as may be required by law or except for changes that would not result in a material adverse effect;

•	we will not, except as contemplated by the merger agreement, grant any increases in compensation of any directors, officers or employees, except increases made in the ordinary course of business and in accordance with past practice (payments of bonuses to officers and employees consistent with past practice that are approved by the compensation committee of our board of directors or our board of directors will not constitute an increase in compensation);

•	we will not pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of our existing employee benefit plans;

•	we will not enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer or employee;

•	we will not become obligated under any new employee benefit plan that was not in existence or approved by our board of directors prior to the date of the merger agreement, or amend any employee benefit plan in existence as of the date of the merger agreement if such amendment would have the effect of materially enhancing any benefits thereunder;

•	we will not (a) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, except for regular borrowings under existing credit facilities made in the ordinary course of business consistent with past practice or (b) create any material mortgages, liens, security interests or other similar encumbrances on the property of Spinnaker or any of our subsidiaries in connection with any indebtedness thereof, provided that we are not restricted from incurring indebtedness for borrowed money (1) to finance any transactions or other expenditures permitted by the merger agreement or borrowings under credit facilities made in the ordinary course of our business, (2) in connection with refinancings of existing debt and (3) in connection with immaterial borrowings that, in each case, permit prepayment of such debt without penalty;

•	we will not make or agree to make any new capital expenditures or expenditures (a) which would result in us exceeding our capital expenditure budget for 2005 in the aggregate, (b) other than certain capital expenditures permitted by the merger agreement, or (c) in the event the merger has not been consummated prior to December 31, 2005, which are not set forth in our capital expenditure budget for 2006 adopted by our board of directors and approved by Parent, such approval not to be unreasonably withheld or delayed;

•	we will not cancel any material indebtedness owed to us or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which we are a party unless, in the good faith opinion of our board of directors, complying with this provision in the merger agreement would be inconsistent with the fiduciary duties of our board of directors;

•	we will not enter into or otherwise become party to any contract that contains a material non-competition covenant or similar restriction on the ability of the surviving corporation to conduct any of its respective businesses in any geographical area material to the business or operations of Spinnaker or any of our subsidiaries or Parent, the surviving corporation or any of its affiliates, except for customary non-competition covenants or similar restrictions included in joint venture agreements entered into by it consistent with past practice; provided, however, that we are required to offer Parent a reasonable opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such covenant or similar restriction prior to the entry by Spinnaker into or agreeing to become party to such contract, and provided further that if Parent does not approve any such contract, we may enter into such contract only if we are required to do so by contract or by law;

•	we will not settle any litigation commenced after the date of the merger agreement against us or any of our directors or officers by any stockholder of Spinnaker relating to the merger agreement, the merger, any other transaction contemplated thereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed; or

•	agree in writing or otherwise to take any action inconsistent with any of the foregoing.

No Solicitation of Transactions

We have agreed that we will not, and we will not authorize or (to the extent within our control) permit any of our officers, directors, employees, agents, affiliates and other representatives or those of any of our subsidiaries to, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any acquisition proposal from any person; or

•	engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate or enter into any acquisition proposal.

An “acquisition proposal” is:

•	any written inquiry, offer or proposal relating to any transaction or series of related transactions involving any purchase of more than 15% of the total outstanding voting securities of Spinnaker or any tender offer or exchange offer that if consummated would result in any person, entity or group beneficially owning 15% or more of the total outstanding voting securities of Spinnaker or any merger, consolidation, business combination or similar transaction involving Spinnaker;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Spinnaker and our subsidiaries, taken as a whole; or

•	any liquidation or dissolution of Spinnaker or any of our subsidiaries.

Notwithstanding the foregoing restrictions, prior to approval and adoption of the merger agreement by our stockholders:

•	if we receive an acquisition proposal that our board of directors has in good faith concluded is, or is reasonably likely to result in, a superior proposal, we may then take the following actions:

•	furnish nonpublic information to the party making the acquisition proposal, provided that:

•	prior to furnishing any such nonpublic information to such party, we give Parent written notice of our intention to furnish such nonpublic information,

•	we receive from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on our behalf, the terms of which are at least as restrictive in all material respects as the terms contained in the confidentiality agreement executed by Norsk Hydro, and

•	concurrently with or promptly following furnishing any material nonpublic information to such third party, we furnish such material nonpublic information to Parent; and

•	engage in discussions and negotiations with the third party with respect to the acquisition proposal, provided that prior to entering into such negotiations, we give Parent written notice of our intention to enter into such negotiations.

For purposes of the merger agreement, a “superior proposal” means any acquisition proposal:

•	that is for at least a majority of the voting power of our then outstanding securities or all or substantially all of the assets of, Spinnaker and our subsidiaries, taken as a whole; and

•	that our board of directors has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial advisor), taking into account, among other things, the form of consideration offered, the person, entity or group making the offer, all legal, financial, regulatory and other aspects of the proposal and the person, entity or group making the proposal, to be more favorable to our stockholders than the terms of the merger and is reasonably capable of being consummated on the terms proposed.

Our board of directors is permitted, at any time prior to the approval and adoption of the merger agreement by our stockholders:

•	other than in response to an acquisition proposal, to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the board of directors of the merger agreement if, after consultation with outside legal counsel, the board of directors concludes in good faith that failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law; or

•	in response to an acquisition proposal, to approve or recommend, or propose to approve or recommend, any acquisition proposal and, in connection therewith, to withdraw, modify or change the recommendation of the board of directors of the merger agreement, but only if:

•	our board of directors concludes in good faith that such acquisition proposal constitutes a superior proposal, and

•	we shall have given notice to Parent in writing that we have received a superior proposal from a third party, specifying the material terms and conditions of such superior proposal and that we intend to terminate the merger agreement.

We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to advise Parent within 48 hours of our receipt of any acquisition proposal or any inquiry that we reasonably believe could lead to an acquisition proposal and of the material terms of any proposal or inquiry that we may receive in respect of any such acquisition proposal or inquiry, including providing to Parent the identity of the person making the acquisition proposal or inquiry, a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing; and

•	to keep Parent fully informed on a prompt basis with respect to any developments with respect to such proposal or inquiry.

Access to Information

We have agreed that we will give Parent reasonable access to the properties, books, records and tax returns of Spinnaker and each of our subsidiaries and all other information with respect to our respective businesses for the purpose of familiarizing Parent with Spinnaker and our subsidiaries.

Stockholders Meeting

We agreed to call, hold and convene a meeting of our stockholders, to solicit from our stockholders proxies in favor of adopting the merger agreement, and to take all other action necessary or advisable to secure the vote or consent of our stockholders required by the rules of the NYSE or applicable state law to obtain such approvals. In addition, we agreed that, unless our board of directors withdraws or modifies its recommendation of the merger pursuant to the terms and conditions outlined in the merger agreement, our board of directors would recommend that our stockholders vote in favor of the adoption of the merger agreement. Notwithstanding the foregoing, if (a) either our board of directors withdraws, modifies or changes its recommendation of the merger in any manner that is adverse to Parent or our board of directors has determined in good faith that an acquisition proposal is a superior proposal in accordance with the merger agreement and (b) in either such case, the merger agreement is terminated in accordance with the agreement and we have paid the termination fee described below, then we are not required to call the stockholders meeting and may cancel any scheduled stockholders meeting.

Employee Matters

Parent has agreed that from the effective time of the merger until one year thereafter, officers and employees of Spinnaker and our subsidiaries who remain employed by the surviving corporation or its subsidiaries after the effective time of the merger will be provided base salary and employee benefits, plans and programs which, in the aggregate, are not materially less favorable than those made available immediately prior to the effective time of the merger. Parent also agreed to maintain our severance plans in place for the longer of twelve months or any applicable period set forth in such plans after closing.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement will have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

•	all filings required to be made with, and all consents, approvals, permits and authorizations required to be obtained prior to the effective time of the merger from, any governmental entity in connection with the merger will have been made or obtained, except for such consents, approvals, permits and authorizations the failure of which to be obtained would not have a material adverse effect on Spinnaker; and

•	no injunction, legal restraint or prohibition will be in effect preventing or making illegal the merger.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	each of the representations and warranties made by Spinnaker contained in the merger agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to a material adverse effect on Spinnaker) must be true and correct as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date), except (a) for such failures to be true and correct that have not had a material adverse effect on the Company, and (b) for changes expressly permitted as contemplated by the terms of the merger agreement;

•	Spinnaker must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	no material adverse effect with respect to Spinnaker will have occurred after the date of the merger agreement and be continuing as of the closing date.

Conditions to Obligations of Spinnaker

The obligation of Spinnaker to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Norsk Hydro, Parent and Merger Sub contained in the merger agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to a material adverse effect on the Parent) must be true and correct as of the closing date as though made on and as of the closing date (except to the extent such representations and warranties speak as of a particular date, which representations must be true and correct as of such date), except (a) for such failures to be true and correct that have not had a material adverse effect on the Parent, and (b) for changes expressly permitted as contemplated by the terms of the merger agreement;

•	Parent and Merger Sub each must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	Parent will have deposited with the paying agent immediately available funds in an amount sufficient to permit payment of the aggregate merger consideration and the aggregate option consideration.

Other than the mutual conditions to the parties’ obligation to complete the merger listed above, either Spinnaker or Parent may elect to waive conditions to their respective performance and complete the merger. As of the date of this proxy statement neither Spinnaker nor Parent is aware of any material uncertainty as to any of the conditions to the completion of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of Spinnaker and Parent, or by mutual action of their respective boards of directors;

•	by either Spinnaker or Parent:

•	if any governmental entity has issued any injunction, legal restraint or prohibition or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction or other action has become final and nonappealable, provided, however, that the party seeking to terminate the merger agreement shall have used commercially reasonable efforts to resist, lift or resolve, as applicable, such injunction, legal restraint or prohibition;

•	if the approval and adoption of the merger agreement by our stockholders is not obtained by reason of the failure to obtain the required vote at the stockholders meeting or any adjournment of the stockholders meeting;

•	if the merger shall not have been consummated by March 31, 2006 (the “termination date”); provided, however, that such right to terminate will not be available to any party whose failure to fulfill any covenant or agreement has been the cause of or resulted in the failure of the effective time of the merger to occur on or before such date; or

•	in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of closing conditions in the merger agreement regarding accuracy of representations and warranties or compliance with covenants, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	by Parent if:

•	our board of directors has withdrawn, modified or changed, in any manner that is materially adverse to Parent, its recommendation that our stockholders approve and adopt the merger agreement; or

•	our board of directors has recommended to our stockholders another acquisition proposal;

•	by Spinnaker if we pay the termination fee described below and if:

•	our board of directors withdraws or modifies its recommendation that our stockholders approve and adopt the merger agreement in accordance with the terms and conditions of the merger agreement in any manner that is adverse to Parent; or

•	our board of directors has determined that it has received an acquisition proposal that constitutes a superior proposal, we have given notice to Parent in writing that we have received a superior proposal, specifying the material terms and conditions of such superior proposal and that we intend to terminate the merger agreement in accordance with its terms, and either:

•	Parent has not proposed revisions to the terms and conditions of the merger agreement within three business days after the date on which such notice (or any subsequent three business day period in the event Parent has proposed revisions to the terms and conditions of the merger agreement that are superior to such superior proposal) is given to Parent, or

•	if Parent within such period shall have proposed revisions to the terms and conditions of the merger agreement, our board of directors, after consultation with our financial advisor and outside legal counsel and taking into account any revised proposal made by Parent, shall have determined in good faith that the third party’s acquisition proposal remains a superior proposal.

Termination Fees and Expenses

We have agreed to pay Parent a fee of $75 million by wire transfer of immediately available funds if Parent terminates the merger agreement because:

•	our board of directors has withdrawn, modified or changed, in any manner that is materially adverse to Parent, its recommendation that our stockholders approve and adopt the merger agreement; or

•	our board of directors has recommended to our stockholders another acquisition proposal.

We have has also agreed to pay Parent a fee of $75 million by wire transfer of immediately available funds if we terminate the merger agreement because:

•	our board of directors withdraws or modifies its recommendation that our stockholders approve and adopt the merger agreement in accordance with the terms and conditions of the merger agreement in any manner that is adverse to Parent; or

•	our board of directors has determined to accept a superior proposal in accordance with the terms and conditions of the merger agreement.

In addition, we have agreed to pay Parent a fee of $75 million by wire transfer of immediately available funds if:

•	the merger agreement is terminated by either Parent or Spinnaker because of failure of our stockholders to approve and adopt the merger agreement at a duly held meeting of stockholders, or at any adjournment thereof;

•	at the time of such stockholders’ meeting there shall have been pending a publicly announced acquisition proposal; and

•	within nine months after the date of such stockholders’ meeting, we consummate the acquisition proposal described in the preceding bullet.

Except as described above, each party to the merger agreement will pay its own expenses incident to entering into and carrying out the merger agreement and the consummation of the merger.

Amendment and Waiver

The merger agreement may be amended by the parties thereto at any time before or after approval and adoption of the merger agreement by our stockholders, but, after any such approval and adoption, no amendment will be made that by law requires further approval by our stockholders without first obtaining such approval.

Until the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

The Stockholders’ Agreement

In order to induce Parent and Merger Sub to enter into the merger agreement, simultaneously with the execution and delivery of the merger agreement, Roger L. Jarvis (our President and Chief Executive Officer) and Warburg Pincus Ventures, L.P. (one of our significant stockholders) entered into a stockholders’ agreement with Parent. As of the record date, these stockholders beneficially owned approximately [20.3]% of the shares entitled to vote at the special meeting. The following describes the material terms of the stockholders’ agreement. The description in this section is not complete. You should read the stockholders’ agreement in its entirety for a more complete understanding of its terms. A copy of the form of stockholders’ agreement is attached to this proxy statement as Exhibit A to Appendix A and is incorporated by reference in this proxy statement.

Pursuant to the stockholders’ agreement, each of Mr. Jarvis and Warburg Pincus Ventures, L.P.:

•	has agreed to vote (or cause to be voted) their shares of Spinnaker common stock and has granted Parent an irrevocable proxy to vote its shares (1) in favor of the adoption of the merger agreement, (2) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation or agreement of Spinnaker under the merger agreement or in a breach in any material respect of any representation or warranty of Spinnaker in the merger agreement; and (3) against any acquisition proposal; and

•	has agreed not to transfer any of their respective shares of Spinnaker common stock prior to consummation of the merger without the consent of Parent, provided that each stockholder may transfer (A) up to 5% of its shares freely and (B) any of its shares for estate planning purposes or to a stockholder’s beneficial owners as a distribution; provided, in each case, that the transferee(s) agree in writing in a form reasonably satisfactory to Parent to be bound by the stockholders’ agreement as a stockholder.

The stockholders’ agreement will terminate on the earlier to occur of:

•	the effective time of the merger; and

•	any termination of the merger agreement in accordance with its terms.

Neither of the stockholders who is a party to the stockholders’ agreement was paid additional consideration in connection with entering into the stockholders’ agreement. However, you should be aware that these stockholders may have interests in the merger that are different from, or in addition to, yours. See “Interests of Certain Persons in the Merger.”

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting of stockholders on                 , 2005, the number of shares of our common stock present, either in person or represented by proxy, and voting in favor of adoption of the merger agreement is insufficient to approve the merger under Delaware law, our management may move to adjourn the special meeting in order to enable us to continue to solicit additional proxies in favor of adoption of the merger agreement if we determine that such an adjournment is appropriate. In that event, we will ask you to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a later date. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to vote in favor of the merger proposal.

The adjournment proposal requires the approval of a majority of the shares of our common stock present, either in person or represented by proxy, at the special meeting. Accordingly, broker non-votes and abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal authorizing the adjournment of the special meeting to a later date.

Board of Directors Recommendation. Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger proposal, it is in the best interests of our stockholders to enable Spinnaker to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on the New York Stock Exchange under the symbol “SKE”. This table shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the New York Stock Exchange.

	Price Range
Quarter Ending	High	Low
2003:
First Quarter	$22.70	$17.15
Second Quarter	28.01	18.01
Third Quarter	26.50	19.98
Fourth Quarter	33.52	23.97
2004:
First Quarter	$36.99	$31.93
Second Quarter	39.50	30.80
Third Quarter	40.60	31.07
Fourth Quarter	37.00	30.65
2005:
First Quarter	$39.30	$31.50
Second Quarter	37.70	28.36
Third Quarter	64.96	35.60
Fourth Quarter (through October 5, 2005)	64.86	64.30

As of September 30, 2005, there were 96 holders of record of our common stock.

The following table sets forth the closing sales price of our common stock as reported on the New York Stock Exchange on September 16, 2005, the last full trading day before the public announcement of the proposed merger, and on                     , 2005, the latest practicable trading day before the printing of this proxy statement:

Common Stock Closing Price
September 16, 2005		$48.75
, 2005	$

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for the operation and development of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. In addition, our revolving credit agreement and the merger agreement contain restrictions and limitations on paying cash dividends on our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table presents information regarding beneficial ownership of our common stock as of September 30, 2005 by:

•	each person who we know owns beneficially more than 5% of our common stock;

•	each of our directors;

•	our chief executive officer and each of our four other most highly compensated executive officers; and

•	all our executive officers and directors as a group.

Unless otherwise indicated, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as our address. Furthermore, under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire the power to vote or dispose of the shares, including any right to acquire through the exercise of any option, warrant or right.

As a result of the stockholders’ agreement among certain of our stockholders and Parent described elsewhere in this proxy statement, Norsk Hydro may be deemed to beneficially own the shares subject to the stockholders’ agreement, which grants Parent a proxy to vote 6,921,330 shares, or [20.3]% of Spinnaker’s common stock as of September 30, 2005. At the close of business on September 30, 2005, there were 34,166,049 shares of our common stock outstanding.

Name of Beneficial Owner	Beneficial Ownership(7)
	Shares(8)	Percent
Norsk Hydro ASA(1)	6,921,330	20.3%
Warburg Pincus Ventures, L.P.(2)(3)	6,800,585	19.9
Capital Research and Management Company(4)	2,600,000	7.6
Dimensional Fund Advisors Inc.(5)	2,259,700	6.6
Viking Global Performance LLC(6)	1,716,000	5.0
Roger L. Jarvis	1,402,806	4.0
Scott A. Griffiths	167,100	*
Robert M. Snell	297,703	*
L. Scott Broussard	158,604	*
Jeffrey C. Zaruba	76,340	*
Howard H. Newman(3)	6,811,185	19.9
Jeffrey A. Harris(3)	6,831,085	20.0
Michael E. McMahon	65,330	*
Sheldon R. Erikson	43,200	*
Michael E. Wiley	40,200	*
Walter R. Arnheim	10,500	*
Executive officers and directors as a group (consisting of 15 persons)(3)	9,571,515	26.1

*	Represents beneficial ownership of less than 1%.
(1)

On September 18, 2005, Norsk Hydro, Parent, Merger Sub and Spinnaker entered into the merger agreement pursuant to which Merger Sub will be merged with and into Spinnaker, with Spinnaker continuing as the surviving corporation. As a result of the merger, Spinnaker will be a wholly owned subsidiary of Parent. Norsk Hydro and Parent may be deemed to have acquired beneficial ownership of 6,921,330 shares of Spinnaker common stock through the execution of the stockholders’ agreement dated September 18, 2005 among Parent, Warburg Pincus Ventures, L.P. (“Warburg”) and Roger L. Jarvis. Pursuant to the terms of the stockholders’ agreement, Warburg has granted an irrevocable proxy to Parent to vote the 6,800,585 shares of Spinnaker common stock owned by Warburg (together with any subsequently acquired shares of Spinnaker common stock) in favor of adoption of the merger agreement and approval of the merger, and Mr. Jarvis has granted an irrevocable proxy to Parent to vote the 120,745 shares of Spinnaker common stock owned by Mr. Jarvis (together with any subsequently acquired shares of Spinnaker common stock) in favor of the adoption of the merger agreement and approval of the merger. The stockholders’ agreement was entered into as a condition to the willingness of Parent and Merger Sub to enter into, and as an inducement and in consideration for Parent and Merger Sub entering into, the merger agreement. Neither Norsk Hydro nor Parent has paid to the stockholders who are parties to the stockholders’ agreement any funds in connection with the execution of the stockholders’ agreement. As a result of the stockholders’ agreement, Norsk Hydro and Parent may be deemed to share voting power over the shares of Spinnaker common stock beneficially owned by Norsk Hydro as to the matters that are the subject of the stockholders’ agreement, but Norsk Hydro and Parent do not have any dispositive power over such shares of Spinnaker common stock. According to a Schedule 13D dated September 18, 2005 and filed with the SEC on September 19, 2005, Norsk Hydro and Parent have entered into a Joint Filing Agreement pursuant to which they have agreed to file the Schedule 13D jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Exchange Act. Norsk Hydro E&P Americas Investment, L.L.C., a Delaware limited liability company (“NH E&P Americas GP”) is the sole general partner of Parent. NH E&P Americas GP is managed by Norsk Hydro Investment Americas AS, a limited liability company organized under the laws of the Kingdom of Norway (“NH Americas”). NH Americas is the sole member of NH E&P Americas GP and the sole limited partner of Parent. Hydro International Holding AS, a limited liability company organized under the laws of the Kingdom of Norway (“International”) is the sole stockholder of NH Americas. Norsk Hydro Produksjon AS, a limited liability company organized under the laws of the Kingdom of Norway (“Produksjon”) is the sole stockholder of International. Norsk Hydro is the sole stockholder of Produksjon. The principal business address of each of Norsk Hydro, Produksjon and International is Drammensveien 264, N-0240 Oslo, Norway. The principal business address of each of NH Americas, NH E&P Americas GP and Parent is 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079. Norsk Hydro is engaged in the oil and energy, light metals and petrochemicals industries. Produksjon, International, NH Americas and Parent are each engaged in the oil and energy and petrochemicals industries. The principal business of NH E&P Americas GP is that of serving as the general partner of Parent.

(2)	The stockholder is Warburg. Warburg Pincus & Co. (“WP”) is the sole general partner of Warburg. Warburg is managed by Warburg Pincus LLC (“WP LLC”). The address of Warburg, WP and WP LLC (collectively, the “Warburg Pincus Entities”) is 466 Lexington Avenue, New York, NY 10017.
(3)	Messrs. Newman and Harris are directors of Spinnaker and Mr. Harris is a partner of WP. Mr. Newman is Senior Advisor and Vice Chairman of WP LLC. Mr. Harris is a member and managing director of WP LLC. Of the total shares indicated as beneficially owned by Messrs. Newman and Harris, 6,800,585 shares are included because of their affiliation with the Warburg Pincus Entities. Messrs. Newman and Harris disclaim beneficial ownership of all shares owned by the Warburg Pincus Entities. Their address is c/o Warburg Pincus LLC, 466 Lexington Avenue, New York, NY 10017. See Note 2.
(4)	The stockholder is Capital Research and Management Company (“CRMC”). The address of CRMC is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. According to a Schedule 13G dated February 9, 2005 and filed with the SEC on February 14, 2005, CRMC and SMALLCAP World Fund, Inc. (“SCWF”) agreed to file a joint statement on Schedule 13G under the Exchange Act in connection with their beneficial ownership of common stock. CRMC, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of 2,600,000 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRMC has sole dispositive power of the shares and disclaims beneficial ownership of such securities pursuant to Rule 13d-4 of the Exchange Act. SCWF, an investment company registered under the Investment Company Act of 1940, which is advised by CRMC, is the beneficial owner of 2,200,000 shares and has sole voting power of such shares.

(5)	The stockholder is Dimensional Fund Advisors Inc. (“Dimensional”). The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. According to a Schedule 13G/A dated and filed with the SEC on February 9, 2005, Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are hereafter referred to as the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G/A shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G/A for any other purposes than Section 13(d) of the Exchange Act.
(6)	The stockholder is Viking Global Performance LLC (“VGP”). The address of Viking is 55 Railroad Avenue, Greenwich, CT 06830. According to a Schedule 13G dated June 9, 2005 and filed with the SEC on June 17, 2005, VGP, Viking Global Investors LP (“VGI”), Viking Global Equities LP (“VGE”), O. Andreas Halvorsen, Brian T. Olson and David C. Ott agreed to file a joint statement on Schedule 13G pursuant to Rule 13d-1(c) under the Exchange Act in connection with their beneficial ownership of common stock. VGE and VGI are each Delaware limited partnerships and VGP is a Delaware limited liability company. O. Andreas Halvorsen is a citizen of Norway, and Brian T. Olson and David C. Ott are citizens of the United States. VGP, as the general partner of VGE, and VGI, an affiliate of VGP that provides managerial services to VGE, each have the power to dispose of and vote 1,716,000 shares of common stock directly owned by VGE. VGP and VGI are parties to an investment management agreement with VGE III Portfolio Ltd. which is a company organized under the laws of the Cayman Islands, pursuant to which VGP has investment authority with respect to securities held in such accounts and VGI performs managerial services in connection with such accounts. VGP and VGI have authority to dispose of and vote securities held in such accounts. Neither VGP nor VGI owns directly any shares of common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, VGP and VGI may each be deemed to beneficially own shares directly held by VGE and VGE III Portfolio Ltd. VGE has the power to dispose of and the power to vote 814,100 shares of common stock directly owned by it, which power may be exercised by its general partner, and by VGI, an affiliate of VGP, which provides managerial services to VGE. Messrs. Halvorsen, Olson and Ott, as Managing Directors of VGI and Members of VGP, have shared power to dispose of and shared power to vote 1,716,000 shares of common stock beneficially owned by VGI and VGP. None of Messrs. Halvorsen, Olson or Ott directly owns any shares of common stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares directly owned by BGE and VGE III Portfolio Ltd.

(7)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by our directors and executive officers noted above include the following shares that may be acquired by such persons within 60 days of September 30, 2005 through the exercise of stock options (without giving effect to the acceleration of vesting and subsequent cancellation for payment of all outstanding stock options upon consummation of the merger as contemplated by the merger agreement):

Name of Beneficial Owner	Shares
Roger L. Jarvis	1,282,029
Scott A. Griffiths	161,000
Robert M. Snell	294,000
L. Scott Broussard	153,200
Jeffrey C. Zaruba	73,600
Howard H. Newman	10,600
Jeffrey A. Harris	30,500
Michael E. McMahon	44,500
Sheldon R. Erikson	26,600
Michael E. Wiley	38,200
Walter R. Arnheim	10,500
Executive officers and directors as a group (consisting of 15 persons)	2,568,043

(8)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated. Notwithstanding the foregoing, each of Warburg and Mr. Jarvis shares with Norsk Hydro voting power over the shares of common stock subject to the stockholders’ agreement with respect to certain matters concerning the adoption of the merger agreement as described in note (1) above.

STOCKHOLDER PROPOSALS

We will hold a fiscal year 2006 annual meeting of our stockholders only if the merger is not completed.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2006 annual meeting of stockholders by submitting their proposals to us in a timely manner. Any stockholder who wishes to submit a proposal for inclusion in the proxy material for our 2006 Annual Meeting of Stockholders must forward such proposal to our Secretary at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 1, 2005.

In addition, our bylaws provide that only such business as is properly brought before an annual meeting of our stockholders will be conducted. For business to be properly brought before the meeting or for nominations of persons for election to our board of directors to be properly made at an annual meeting of our stockholders by a stockholder, notice must be received by our Secretary at the address indicated on the cover page not earlier than January 3, 2006 and not later than February 2, 2006. On request, our Secretary will provide detailed instructions for submitting proposals or nominations.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Stockholders who share a single address will receive only one proxy statement at that address unless Spinnaker has received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce Spinnaker’s printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact Spinnaker’s Investor Relations department at (713) 759-1770 or write to Investor Relations, Spinnaker Exploration Company, 1200 Smith Street, Suite 800, Houston, Texas 77002. Spinnaker will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting Spinnaker in the same manner. If you own your shares of our common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Norsk Hydro files annual and certain other reports with the SEC. You may read and copy any reports, statements or other information that we and Norsk Hydro file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

Norsk Hydro has supplied all information contained in this proxy statement relating to Norsk Hydro, and we have supplied all such information relating to us.

Our stockholders should not send in their Spinnaker certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NORSK HYDRO ASA,

NORSK HYDRO E&P AMERICAS, L.P.,

HARALD ACQUISITION CORP.,

and

SPINNAKER EXPLORATION COMPANY

Dated as of September 18, 2005

ARTICLE I
	THE MERGER	Page

1.1	The Merger; Effective Time of the Merger	A-1
1.2	Closing	A-1
1.3	Effect of the Merger	A-2
1.4	Certificate of Incorporation and Bylaws	A-2
1.5	Directors and Officers	A-2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock	A-2
2.2	Appraisal Rights	A-3
2.3	Treatment of Company Stock Options	A-3
2.4	Treatment of Restricted Company Common Stock	A-3
2.5	Payment for Securities	A-3

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	A-6
3.2	Representations and Warranties of Guarantor, Parent and Merger Sub	A-18

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business by the Company Pending the Merger	A-20
4.2	No Solicitation by the Company	A-23

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement	A-24
5.2	Access to Information	A-25
5.3	Stockholders’ Meeting	A-26
5.4	HSR and Other Approvals	A-26
5.5	Employee Matters	A-27
5.6	Indemnification; Directors’ and Officers’ Insurance	A-28
5.7	Agreement to Defend	A-29

i

ii

EXHIBITS:

Exhibit A	Stockholders’ Agreement
Exhibit B	Consulting Agreement

DISCLOSURE SCHEDULES:

Company Disclosure Schedule:

Schedule 1.5	Officers of the Surviving Corporation
Schedule 3.1(a)	Subsidiaries
Schedule 3.1(b)	Options; Subsidiary Ownership
Schedule 3.1(c)	Conflicts; Consents
Schedule 3.1(d)	Financial Statements
Schedule 3.1(f)	Certain Changes or Events
Schedule 3.1(g)	Undisclosed Liabilities
Schedule 3.1(i)	Knowledge of the Company
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Tax Information
Schedule 3.1(l)	Employee Benefits Information
Schedule 3.1(m)	Labor Matters
Schedule 3.1(n)	Intellectual Property
Schedule 3.1(o)	Properties
Schedule 3.1(p)	Environmental Matters
Schedule 3.1(u)	Brokers
Schedule 3.1(v)	Contracts
Schedule 4.1	Conduct of Business
Schedule 4.1(e)	Acquisitions
Schedule 4.1 (f)	Disposition Agreements
Schedule 4.1(m)	Capital Expenditures
Schedule 5.5(c)	Severance Benefit Plans
Schedule 5.5(d)	Employment and Retention Agreements
Schedule 5.6(a)	Indemnified Party Agreements
Schedule 5.6(b)	Insurance Premiums

Parent Disclosure Schedule:

Schedule 3.2(b)	Conflicts; Consents
Schedule 3.2(d)	Litigation

iii

INDEX OF DEFINED TERMS

Definition	Section
AAA	8.7
Acquisition Proposal	4.2(f)(i)
Affiliate	2.5(c)(ii)
Aggregated Group	3.1(l)(i)
Agreement	Preamble
Antitrust Division	5.4(b)
Antitrust Laws	5.4(b)
Appraisal Shares	2.2
Book-Entry Shares	2.5(b)(i)(A)
Certificates	2.5(b)(i)(A)
Certificate of Merger	1.1
Closing	1.1
Closing Date	1.2
Code	3.1(k)(vii)
Company	Preamble
Company Affiliate	8.10
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Common Stock	2.1
Company Contracts	3.1(v)(i)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.1(n)
Company Litigation	3.1(j)
Company Material Adverse Effect	3.1(a)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company Real Properties	3.1(p)(i)(E)
Company Reserve Report	3.1(r)
Company SEC Documents	3.1(d)
Company Stock Option	2.3
Company Stock Plans	2.3
Company Stockholder Approval	6.1(a)
Confidentiality Agreement	5.2
Consulting Agreement	Recitals
DGCL	1.1
Dispute	8.7
Divestiture Action	5.4(b)
Effective Time	1.1
Employee Benefit Plan	3.1(l)(i)
Encumbrances	3.1(b)
Environmental Claim	3.1(p)(ii)(C)
Environmental Laws	3.1(p)(i)(A)
Environmental Permits	3.1(p)(i)(C)
ERISA	3.1(l)(i)
Exchange Act	3.1(c)(iii)
FCPA	3.1(x)
FTC	5.4(b)
GAAP	3.1(d)
Governmental Entity	3.1(c)(iii)

iv

Definition	Section
Group	4.2(f)
Guarantor	Preamble
Hazardous Materials	3.1(p)(i)(B)
HSR Act	3.1(c)(iii)
ISDR	8,7
Injunction	6.1(c)
Indemnified Party	5.6(c)
Indemnified Party Agreement	5.6(a)
Insurance Policies	3.1(q)
Knowledge	3.1(i)
Letter of Transmittal	2.5(b)(i)(A)
Losses	5.6(c)
Material Agreements	3.1(v)(ii)
Material Breach	7.1(b)(iii)
Merger Consideration	2.1(b)
Merger	Recitals
Merger Sub	Preamble
Offsite Non-Company Real Properties	3.1(p)(i)(F)
Option Consideration	2.3
Own	3.2(g)
Option Surrender Agreement	2.5(b)(i)(B)
Parent	Preamble
Parent Disclosure Schedule	3.2
Parent Litigation	3.2(d)
Parent Material Adverse Effect	3.2(a)
Paying Agent	2.5(a)
Payment Fund	2.5(a)
Proxy Statement	3.1(c)(iii)
Release	3.1(p)(i)(D)
Rules	8.7
SEC	3.1(c)(iii)
Section 203	3.1(w)
Section 262	2.2
Securities Act	3.1(d)
Stockholders’ Agreement	Recitals
Subsidiary	3.1(a)
Superior Proposal	4.2(f)(ii)
Surviving Corporation	1.3
Taxes	3.1(k)(x)
Tax Returns	3.1(k)(x)
Termination Date	7.1(b)(ii)
Termination Fee	7.3(b)
Termination Notice	5.5(e)
Voting Debt	3.1(b)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 18, 2005 (this “Agreement”), among Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway (“Guarantor”), with its address at Drammensveien 264, Vakero, N-0240, Oslo, Norway, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of Guarantor (“Parent”), with its address at 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, Harald Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), with its address at 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, and Spinnaker Exploration Company, a Delaware corporation (the “Company”), with its address at 1200 Smith Street, Suite 800, Houston, Texas 77002.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Guarantor, Parent, Merger Sub and the Company have approved this Agreement and the Merger;

WHEREAS, as a condition and inducement to the Company’s entering into this Agreement and incurring the obligations set forth herein, Guarantor is executing and delivering this Agreement to evidence its guarantee, as if it were the primary obligor, of the performance by Parent and Merger Sub of their respective obligations hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Parent and certain stockholders of the Company are entering into the Stockholders’ Agreement attached hereto as Exhibit A (the “Stockholders’ Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Merger Sub and the chief executive officer of the Company are entering into the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). As soon as practicable at or after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time specified in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The Closing shall take place at 9:30 a.m., Houston, Texas time, on a date to be specified by the parties, which shall be no later than the first business day after satisfaction (or waiver in accordance with this

Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P. in Houston, Texas, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time: Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and applicable law.

1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, and except as set forth on Schedule 1.5 of the Company Disclosure Schedule, the officers of the Company shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company. Except as otherwise provided in this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $65.50 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5. All shares of Company Common Stock held by the Company as treasury shares or by Guarantor, Parent or Merger Sub or by any Subsidiary of Guarantor, Parent, Merger Sub or the Company shall automatically be canceled and shall cease to exist as of the Effective Time and no consideration shall be delivered or deliverable in exchange therefor.

(c) Impact of Stock Splits, etc. In the event of any change in the Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted.

2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the adoption of this Agreement and is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of such a demand for appraisal and any other instrument delivered to the Company pursuant to Section 262, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3 Treatment of Company Stock Options. The Company agrees that it will take such actions as are necessary to cause at the Effective Time each option for the purchase of Company Common Stock (“Company Stock Option”) then outstanding, whether or not exercisable, under the Company’s Amended and Restated 1998 Stock Option Plan, 1999 Stock Incentive Plan, Adjunct Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Incentive Plan, as amended, 2003 Stock Option Plan and 2005 Stock Incentive Plan (together, the “Company Stock Plans”), to become fully exercisable (if not then fully exercisable) and to thereafter represent the right to receive the following consideration upon delivery of an Option Surrender Agreement in accordance with Section 2.5(b)(i)(B): for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the difference between (i) the Merger Consideration payable in respect of a share of Company Common Stock and (ii) the per share exercise price of such Company Stock Option to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the “Option Consideration”). Parent and Merger Sub acknowledge and agree that the actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders.

2.4 Treatment of Restricted Company Common Stock. Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock issued pursuant to the Company Stock Plans shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

2.5 Payment for Securities.

(a) Paying Agent. Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company and holders of the Company Stock Options in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and the Option Consideration to which the stockholders of the Company and holders of the Company Stock Options shall become entitled pursuant to this Article II. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article II, through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.3, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Stock Options shall be entitled under Section 2.1 and Section 2.3, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, the Paying Agent shall deliver:

(A) to each record holder, as of the Effective Time, of: (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”); or (2) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a form agreed to by Merger Sub and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor; and

(B) to each holder of a Company Stock Option as of the Effective Time: (1) an option surrender agreement (“Option Surrender Agreement”) which shall be in a form agreed to by Merger Sub and the Company prior to the Closing; and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefore the amount of aggregate Option Consideration which such holder has the right to receive pursuant to the provisions of Section 2.3, and the Company Stock Option so surrendered shall be canceled. Any such holder shall be entitled to receive such Option Consideration by wire transfer, if so requested by such holder in the Option Surrender Agreement, if the payment of the aggregate Option Consideration to such holder exceeds $1,000,000. Until surrendered in accordance with the provisions of this Section 2.5(b)(iii), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

(c) Termination of Rights.

(i) All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on any such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, following the Effective Time, (A) no participant in the Company Stock Plans or any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any Affiliate (as such term is defined in Rule 405 under the Securities Act, as “Affiliate”) thereof and (B) the Company Stock Options may be surrendered in exchange for the Option Consideration pursuant to the terms of this Agreement.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such Company Common Stock or Company Stock Options at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate pursuant to the provisions of this Article II.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any former holder of Company Common Stock or Company Stock Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership, limited liability company or statutory trust duly incorporated, organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation, as amended (the “Company Certificate of Incorporation”), and Restated Bylaws (the “Company Bylaws”) together with complete and correct copies of the charter documents and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and the charter documents and bylaws (or similar organizational documents) as so delivered are in full force and effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a) of the Company Disclosure Schedule. As used in this Agreement: (i) a “Company Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is materially adverse to: (A) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, (B) the ability of the Company to perform its obligations under this Agreement or (C) the ability of the Company to consummate the Merger; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (1) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets; (2) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry generally); (3) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (4) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (5) the disclosure of the fact that Guarantor is the prospective acquirer of the Company; (6) the announcement or pendency of the transactions contemplated by this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement or pendency of the transactions contemplated by this Agreement; (7) the announcement of the Company’s intention to review the possibility of selling itself; (8) any change in the trading prices or trading volume of the Company Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (9) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, or the interpretation thereof; (10) actions taken by Parent or any of its Affiliates; (11) the failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); (12) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its Subsidiaries with Parent’s consent or from compliance by the Company with the terms of this Agreement; (13) any effect, change, event, occurrence or circumstance resulting from the failure of the Company or its Subsidiaries to take any action referred to in Section 4.1 due to Parent’s unreasonable withholding of consent or delaying its consent; and (14) any of the matters referred to in Schedule 3.1(a)(14) of the Company Disclosure Schedule and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (A) such party or any other Subsidiary of such party is a general partner; or (B) the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on September 16, 2005: (A) 34,137,729 shares of Company Common Stock were issued and outstanding, including 48,175 shares of restricted Company Common Stock issued pursuant to the Company Stock Plans; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 3,940 shares of Company Common Stock were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (D) below); (D) 5,590,531 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 5,494,228 shares of Company Common Stock were subject to issuance upon exercise of Company Stock Options; and (E) no Voting Debt (as defined below) was issued and outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except for the Company Stock Options, Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and (ii) whether such options, warrants or other rights are vested or unvested and the vesting schedule thereof). Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”). Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, and except for changes since June 30, 2005 resulting from the exercise of stock options, stock grants or other awards granted prior to June 30, 2005 pursuant to the Company Stock Plans, or as contemplated by this Agreement, there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders’ Agreement, there are not as of the date of this Agreement, and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, and assuming this Agreement constitutes the valid and binding obligation of Guarantor, Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the adoption and approval of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, Encumbrances or detriments that would not have a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) filings with the New York Stock Exchange, Inc.; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation set forth on Schedule 3.1(c) of the Company Disclosure Schedule; (G) such filings and approvals as may be required by any foreign or domestic law or Governmental Entity as a result of Guarantor being an entity organized outside of the United States; and (H) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not have a Company Material Adverse Effect.

(d) SEC Documents. The Company has made available to Parent a true and complete copy of each form, report, statement, schedule, registration statement, definitive proxy statement and other information filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 2004. As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.1(d) of the Company Disclosure Schedule, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date of this Agreement but since January 1, 2004 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, there has been no change, event, occurrence or circumstance that has had a Company Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 2005 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 2005 and, to the extent incurred on or after the date of this Agreement, not prohibited by this Agreement; (iii) liabilities disclosed on the Company Disclosure Schedule; (iv) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (v) liabilities not required to be presented in unaudited interim financial statements prepared in accordance with GAAP; (vi) liabilities that are not, individually or in the aggregate, material to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole; and (vii) liabilities under this Agreement.

(h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of: (i) the Company Certificate of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company’s Subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold would not have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, ordinance, rule, or regulation promulgated, or judgment, decision or order entered by any Governmental Entity with jurisdiction over their respective businesses, except for failures or violations which would not have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and of which the Company has knowledge (as hereinafter defined) or, to the knowledge of the Company as of the date of this Agreement, is threatened, other than those the outcome of which would not have a Company Material Adverse Effect. For purposes of this Agreement, “knowledge,” with respect to the Company, means the actual knowledge of the officers of the Company listed on Schedule 3.1(i) of the Company Disclosure Schedule and, with respect to Parent or Merger Sub, means the actual knowledge of the officers of Parent and Merger Sub.

(j) Litigation. Except as disclosed in the Company SEC Documents or Schedule 3.1(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no claim, fine, demand, charge of discrimination or complaint, investigation, suit, action or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective assets (the “Company Litigation”), and, as of the date of this Agreement, the Company has no knowledge of any facts that are likely to give rise to any Company Litigation, in each case, that would have a Company Material Adverse Effect, nor is there any judgment, consent, decree, injunction, conciliation agreement, settlement agreement, rule, or order of any Governmental Entity or arbitrator outstanding as of the date of this Agreement against the Company or any Subsidiary of the Company that would have a Company Material Adverse Effect.

(k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) Except where the failure to file such Tax Returns, pay such Taxes or satisfy such withholding Tax requirements would not have a Company Material Adverse Effect, all: (A) Tax Returns (as defined below) which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed; (B) Taxes which are due on or before the Closing Date (other than Taxes being contested in good faith by appropriate proceedings) or otherwise owed by the Company or any of its Subsidiaries have been or will be timely paid in full; and (C) withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be satisfied in full.

(ii) As of the date of this Agreement, there are no pending requests and there is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(iii) As of the date of this Agreement, no outstanding refund litigation, adjustment, audit examination, claim, assessment, deficiency or matter in controversy against the Company or any of its Subsidiaries for any Taxes has been proposed, asserted or assessed in writing by any Governmental Entity.

(iv) There is no existing Tax sharing agreement (including with respect to a tax allocation agreement, a tax indemnification agreement, or a tax sharing agreement or any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that may or will require that any payment be made by or to the Company or any of its Subsidiaries on or after the Closing Date.

(v) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise, as a result of any consolidated, combined, unitary or aggregate group for Tax purposes of which such person was a member.

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” or a successor thereto in a distribution of stock qualifying for Tax-free treatment under Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(viii) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).

(ix) The Federal income Tax Returns of the Company and its Subsidiaries which are consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2001. All assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or any concluded litigation have been fully paid.

(x) For purposes of this Agreement, “Taxes” means any taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity; and “Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(l) Compensation; Benefits.

(i) Set forth on Schedule 3.1(l) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any other entity required to be aggregated with the Company under Sections 414(b), 414(c) 414(m), or 414(o) of the Code (the “Aggregated Group”) and contributed to, or sponsored or maintained by such entity within the past two years. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule:

(A) no Employee Benefit Plan is subject to Part 3 of Title I or Title IV of ERISA or Section 412 of the Code;

(B) to the knowledge of the Company, no “prohibited transaction,” as such term is described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(C) no Employee Benefit Plan is a “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;

(D) no deduction for Federal income tax purposes has been or is expected by the Company to be disallowed for any amount paid or payable or benefit to be provided by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code;

(E) to the knowledge of the Company, no Employee Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity and no such person is contemplating any such investigation;

(F) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event (whether contingent or otherwise), will (1) result in the payment (whether in one payment or a series of payments) or the provision of benefits to any person of any “excess parachute payments” within the meaning of Section 280G of the Code, (2) except as contemplated in Sections 2.3 and 5.5, entitle any person to any increased or modified benefit or payment, or (3)except as contemplated in Sections 2.3 and 5.5, increase the amount of, or accelerate the time for payment, vesting or funding of, any compensation or benefit, including any equity-based compensation or benefit; and

(G) to the knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to (including as a result of any indemnification, guarantee, hold harmless, joint and several or similar obligation), any material liability under the terms of the Employee Benefit Plans or pursuant to any provision of Title I or IV of ERISA other than (1) any payment of benefits in the normal course of plan operation and (2) such liabilities as would not have a Company Material Adverse Effect.

(ii) True, correct and complete copies of each of the Employee Benefit Plans if written, or a description of any such Employee Benefit Plan if not written, including all amendments thereto and related trust documents, funding arrangements, group annuity contracts, third party administration agreements and investment management agreements, and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500 and a summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. Each Employee Benefit Plan has been maintained in compliance with applicable laws, except where the failure to so comply would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans.

(iii) With respect to each Employee Benefit Plan: (A) the Company and its Subsidiaries have paid, on a timely basis, all material contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued; and (B) each Employee Benefit Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or is covered by a favorable opinion letter) with respect to such qualification and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification.

(m) Labor Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, as of the date of this Agreement, there is no union representation question involving employees of the Company or any of its Subsidiaries, nor, as of the date of this Agreement, does the Company have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that would have a Company Material Adverse Effect.

(iii) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect.

(iv) As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law that would have a Company Material Adverse Effect.

(n) Intellectual Property. The Company and its Subsidiaries own or have the right to use all: (i) United States and foreign patents, patent applications, and patent disclosures, together with all continuations, continuations in part, divisions, reissues, revisions, extensions and reexaminations thereof and all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names, brand names, and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated with the foregoing and registrations and applications and renewals associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable and whether or not published) including, without limitation, all product manuals, marketing brochures, training materials and web site content, and all United States and foreign copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (in both source code and object code form), data and documentation; (vi) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information; (vii) all seismic and geophysical data, geological data, chemical data, engineering data, interpretive and analytical reports and studies, logs, formation tests, maps, diagrams, and all data bases, computer printouts, computer tapes, agreements and contracts, files, books, accounts, and other technical information, business records, or financial data acquired related thereto; and (viii) copies and tangible embodiments thereof (in whatever form or medium), in each case necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”), except in each case where the failure to own or have the right to use such properties would not have a Company Material Adverse Effect. The Company and its Subsidiaries own or have the right to use the Company Intellectual Property free and clear of any and all liens, claims or encumbrances, except those set forth in any agreements relating to such Company Intellectual Property or those that would not have a Company Material Adverse Effect, and, following the Closing and the payment of any transfer fees with respect to any such Company Intellectual Property subject to the agreements described in clause (vii) above and identified on Schedule 3.1(n) of the Company Disclosure Schedule, the Surviving Corporation shall continue to have the right to use such Company Intellectual Property free and clear of any and all liens, claims or encumbrances, except those set forth in any agreements relating to such Company Intellectual Property or those that would not have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as conducted on the date of this Agreement does not, in any respect that would have a Company Material Adverse Effect, conflict with, infringe upon, violate, interfere with or otherwise misappropriate any intellectual property right of any other person.

(o) Properties.

(i) All major items of operating equipment owned or leased by the Company and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated; and (B) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(ii) Except for property sold, used or otherwise disposed of since June 30, 2005 in the ordinary course of business, the Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Documents filed prior to the date of this Agreement as owned by the Company and its Subsidiaries, free and clear of any liens, except: (A) liens reflected in the Company SEC Documents filed prior to the date of this Agreement; (B) liens for current taxes not yet due and payable; and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not result in a Company Material Adverse Effect.

(iii) The oil and gas leases and other agreements pursuant to which the Company and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Report (as defined in Section 3.1(c)) are in good standing, valid and effective, and maintained in accordance with their terms, including the payment of all bonus, delay rental, royalty and minimum royalty payments due and payable by the Company or any Subsidiary of the Company to any lessor of any such oil and gas leases or other parties have been properly paid, except for those that would not result in a Company Material Adverse Effect.

(iv) Except as described on Schedule 3.1(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are party to a contract containing area of mutual interest or area of exclusion provisions applicable to or binding on the Company or its Subsidiaries that materially restricts the right of the Surviving Corporation or any of its Subsidiaries to continue the business as currently conducted after Closing.

(p) Environmental Matters.

(i) As used in this Agreement:

(A) “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof;

(B) “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

(C) “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

(D) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

(E) “Company Real Properties” means those real properties owned, leased, or otherwise operated by the Company or its Subsidiaries in connection with the performance of their respective businesses; and

(F) “Offsite Non-Company Real Properties” means any real properties other than the Company Real Properties.

(ii) Except as set forth on Schedule 3.1(p) of the Company Disclosure, or as would not have a Company Material Adverse Effect:

(A) the Company and its Subsidiaries and their respective operations, assets, businesses and Company Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

(B) all Environmental Permits required under Environmental Laws for operating the Company’s and its Subsidiaries’ assets, businesses, and Company Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to the Company’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(C) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws alleging the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries (each, an “Environmental Claim”) and neither the Company nor its Subsidiaries have received written notice of any Environmental Claim with respect to their respective operations, assets, businesses, or Company Real Properties;

(D) there have been no Releases of Hazardous Materials on, under or from the Company Real Properties that are the basis of any Environmental Claim against the Company or any of its Subsidiaries and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(E) neither the Company nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Offsite Non-Company Real Properties that are the basis of any Environmental Claim against the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(F) there has been no exposure of any person or property to Hazardous Materials in connection with the Company’s or its Subsidiaries’ operations, assets, businesses, or Company Real Properties that would reasonably be expected to form the basis for any Environmental Claim; and

(G) the Company and its Subsidiaries have made available to Parent complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Company or its Subsidiaries) that are in the Company’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses, or Company Real Properties.

(iii) Neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.1(p).

(q) Insurance. The Company has heretofore furnished or made available to Parent or its representatives copies of all workers’ compensation, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance policies held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries (the “Insurance Policies”). Except for Insurance Policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Insurance Policies is in full force and effect.

(r) Reserve Report. The Company has heretofore made available to Parent the Company’s estimate of the Company’s and the Company’s Subsidiaries’ oil and gas reserves as of June 30, 2005, prepared by Ryder Scott Company, L.P. (the “Company Reserve Report”). Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) the factual, non interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate and (ii) the estimate of proved reserves used by the Company in connection with the preparation of the Company Reserve Report and provided by the Company to Ryder Scott Company, L.P. in connection with its audit of the Company Reserve Report is in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

(s) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC (a true and correct copy of which has either been delivered, or will be delivered as soon as practicable after the execution of this Agreement, to Parent) to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock. Parent acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of Credit Suisse First Boston LLC delivered to the Company’s Board of Directors.

(t) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

(u) Brokers. Except for the fees and expenses payable to Randall & Dewey, a division of Jefferies & Company, Inc. and Credit Suisse First Boston LLC, the amount of which fees are reflected in Schedule 3.1(u) of the Company Disclosure Schedule, no broker, investment banker, or other person is entitled to any broker’s, finder’s, fairness opinion or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) Certain Contracts and Arrangements.

(i) Schedule 3.1(v) of the Company Disclosure Schedule and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 and in the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2005 set forth a true and complete list of each agreement to which the Company or any Subsidiary of the Company is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company on the date of this Agreement (collectively, the “Company Contracts”). Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach or default under any Company Contract or Material Agreement (as defined below) nor, to the knowledge of the Company at the date of this Agreement, is any other party to any such Company Contract or Material Agreement in breach or default thereunder. Other than as contemplated by Section 3.1(c), no consents, assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Contracts and Material Agreements after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate would not have a Company Material Adverse Effect.

(ii) The Company has made available to Parent true and complete copies of (A) all material joint operating agreements, participation agreements, exploration and development agreements, drilling contracts, area of interest agreements, participation agreements, joint bidding agreements and confidentiality agreements (other than confidentiality agreements relating to the sale of the Company); (B) all material joint venture contracts, partnership agreements and other similar agreements involving a sharing of profits, losses, costs or liabilities of the Company or any if its Subsidiaries, in each case to which the Company or any of its Subsidiaries is a party as of the date of this Agreement; (C) all indemnifications agreements to which the Company or any of its Subsidiaries are a party pursuant to which officers or directors of the Company or any of its Subsidiaries are indemnified; and (D) any confidentiality or non-competition agreement outside the ordinary course of business which materially restricts the right of the Company or any of its Subsidiaries to continue its respective business as currently conducted after Closing (each of the foregoing a “Material Agreement”).

(w) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger. Assuming the accuracy of the representations made in Section 3.2(g), the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

(x) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries have conducted their businesses in all material respects in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.2 Representations and Warranties of Guarantor, Parent and Merger Sub. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and Merger Sub (and Guarantor by virtue of Section 8.13) jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Guarantor is a public limited liability company duly organized, validly existing and in good standing under the laws of the Kingdom of Norway. Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Guarantor, Parent and Merger Sub has all requisite limited partnership and corporate power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Parent Material Adverse Effect (as defined below). Each of Guarantor, Parent and Merger Sub has heretofore delivered to the Company complete and correct copies of its certificate of incorporation, bylaws or other comparable charter or organizational documents, each as amended to date. “Parent Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, materially impairs the ability of Guarantor, Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Authority; No Violations, Consents and Approvals.

(i) Each of Guarantor, Parent and Merger Sub has all requisite limited partnership or corporate power and authority, as applicable, to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or corporate action, as applicable, on the part of each of Guarantor, Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Guarantor, Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Guarantor, Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of Merger Sub, has approved and adopted this Agreement in its capacity as sole stockholder of Merger Sub.

(ii) Except as set forth on Schedule 3.2(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of Guarantor, Parent or Merger Sub under, or otherwise result in a material detriment to Guarantor, Parent or Merger Sub under, any provision of (A) the certificate of incorporation, bylaws or other comparable charter or organizational documents of Guarantor, Parent or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license applicable to Guarantor, Parent or Merger Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Guarantor, Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, Encumbrances or detriments that would not have a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or with respect to Guarantor, Parent or Merger Sub in connection with the execution and delivery of this Agreement by Guarantor, Parent and Merger Sub or the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent or its ultimate parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement, such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) filings with the New York Stock Exchange, Inc., the Oslo Stock Exchange and any other securities exchange or national market which Guarantor is required to make as a result of the transactions contemplated by this Agreement; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation set forth on Schedule 3.2(b) of the Parent Disclosure Schedule; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not have a Parent Material Adverse Effect.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Litigation. Except as disclosed in Schedule 3.2(d) of the Parent Disclosure Schedule, as of the date of this Agreement there is no claim, fine, demand, charge of discrimination or complaint, investigation, suit, action or proceeding pending, or, to the knowledge of Parent or Guarantor, threatened against or affecting Guarantor, Parent or Merger Sub (“Parent Litigation”), and, as of the date of this Agreement, Parent and Guarantor have no knowledge of any facts that are likely to give rise to any such Parent Litigation, in each case, that would adversely affect the ability of Guarantor, Parent and Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, consent, decree, injunction, conciliation agreement, settlement agreement, rule or order of any Governmental Entity or arbitrator outstanding against Guarantor, Parent or Merger Sub that would adversely affect the ability of Guarantor, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Financing. As of the date hereof and at the Closing, Parent and Merger Sub shall have access to sufficient immediately available funds to enable them to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement.

(f) Vote/Approval Required. No vote or consent of the shareholders of Guarantor or the partners of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement or the transactions contemplated hereby and such vote or consent has been obtained.

(g) Ownership of Company Capital Stock. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Capital Stock.

(h) No Business Conduct. Merger Sub was incorporated on September 2, 2005. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has no operations, has not generated any revenues, has no Subsidiaries and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as described on Schedule 4.1 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(b) Dividends; Changes in Stock; Voting Agreements. Except for transactions solely among the Company and its Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, membership interests or beneficial interests; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock; (iii) repurchase, redeem or otherwise acquire the Company’s capital stock or the securities of any Subsidiary of the Company, except as required by the terms of its securities outstanding on the date of this Agreement or as contemplated by any existing Employee Benefit Plan or employment agreement; or (iv) enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than: (i) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans, or in satisfaction of stock grants or other stock based awards pursuant to the Company Stock Plans, in each case outstanding on the date of this Agreement; (ii) the issuance of Company Common Stock by the Company to match a portion of the contributions made by the Company’s employees under the Company’s 401(k) Retirement Savings Plan consistent with past practice; and (iii) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s securities to its parent.

(d) Governing Documents. Except as expressly contemplated by this Agreement, the Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws. The Company shall not permit any of its Subsidiaries to amend its certificate of incorporation, bylaws or other comparable charter or organizational documents.

(e) No Acquisitions. The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business or the acquisitions described on Schedule 4.1(e) of the Company Disclosure Schedule.

(f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby; (ii) sales or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; or (iii) under agreements set forth on Schedule 4.1(f) of the Company Disclosure Schedule, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, license, assign, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, or subject to any lien, any of its properties or assets (including capital stock of the Company’s Subsidiaries and indebtedness of others) which are material to the Company and its Subsidiaries, taken as a whole, except sales of assets in the ordinary course of business consistent with past practice.

(g) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(h) Accounting. The Company shall not, and it shall not permit any of its Subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(i) Insurance. The Company shall, and it shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent with such entities’ past practice.

(j) Tax Matters. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election) unless it is reasonably expected that such action would not have a Company Material Adverse Effect; (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise would not result in a Company Material Adverse Effect; or (iii) change in any material respect any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that would not result in a Company Material Adverse Effect.

(k) Certain Employee Matters. Except pursuant to Section 5.5, the Company shall not, and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases made in the ordinary course of business and in accordance with past practice, and provided that payments of bonuses to officers and employees consistent with past practice that are approved by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company shall not constitute an increase in compensation; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the Company’s existing Employee Benefit Plans; (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer or employee; or (iv) become obligated under any new Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder.

(l) Indebtedness. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others; or (ii) create any material mortgages, liens, security interests or other similar encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict the incurrence of indebtedness for borrowed money (A) to finance any transactions or other expenditures permitted by Section 4.1(e) or Section 4.1(m) or borrowings under credit facilities made in the ordinary course of the Company’s business, (B) refinancings of existing debt and (C) immaterial borrowings that, in each case, permit prepayment of such debt without penalty (other than LIBOR breakage costs).

(m) Capital Expenditures. The Company shall not, and it shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures: (i) which would result in the Company exceeding the Company’s capital expenditure budget for 2005 in the aggregate, (ii) other than the capital expenditures set forth on Schedule 4.1(m) of the Company Disclosure Schedule (which capital expenditures shall be excluded from the calculation of the amount of aggregate capital expenditures authorized by the Company’s capital expenditure budgets for 2005 and 2006); or (iii) in the event the Merger has not been consummated prior to December 31, 2005, which are not set forth in the Company’s capital expenditure budget for 2006 adopted by the Board of Directors of the Company and approved by Parent, such approval not to be unreasonably withheld or delayed (Parent and the Company agreeing that a capital expenditure budget for the first quarter of 2006 that is at least equal to the Company’s capital expenditures during the first quarter of 2005 is reasonable).

(n) Satisfaction of Claims; Waiver of Rights. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) cancel any material indebtedness owed it, or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party unless, in the good faith opinion of the Board of Directors of the Company, complying with the provisions of this clause (ii) would be inconsistent with the fiduciary duties of the Board of Directors of the Company.

(o) Restrictive Agreements. The Company shall not, and it shall not permit any of its Subsidiaries to enter into or otherwise become party to any contract that contains a material non-competition covenant or similar restriction on the ability of the Surviving Corporation or any of its respective Subsidiaries to conduct, from and after the Closing, any of their respective businesses in any geographical area material to the business or operations of the Company or any of its Subsidiaries or Parent, the Surviving Corporation or any of their Affiliates, except for customary non-competition covenants or similar restrictions included in joint venture agreements entered into by it consistent with past practice; provided, however, that it shall offer Parent a reasonable opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such covenant or similar restriction prior to the entry by the Company into or agreeing to become party to such contract, and provided further that if Parent does not approve any such contract, the Company may enter into such contract only if it is required to do so by contract or by law.

(p) Litigation Settlement. The Company shall not settle any litigation commenced after the date hereof against it or any of its directors or officers by any stockholder of the Company relating to this Agreement, the

Merger, any other transaction contemplated hereby or thereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed.

(q) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to (i) amend any Indemnified Party Agreement (as defined in Section 5.6(a)) listed on Schedule 5.6(a) of the Company Disclosure Schedule or enter into any additional Indemnified Party Agreement; or (ii) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

4.2 No Solicitation by the Company.

(a) Subject to Section 4.2(b), from and after the date of this Agreement, the Company will not, and will not authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or knowingly encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate or enter into any such proposal.

(b) The Company shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise Parent of any Acquisition Proposal or any inquiry received by the Company that it reasonably believes could lead to an Acquisition Proposal (including, without limitation, any Acquisition Proposal that constitutes a Superior Proposal (as hereinafter defined)) and of the material terms of any proposal or inquiry that it may receive in respect of any such Acquisition Proposal or inquiry, including the identity of the person making the Acquisition Proposal or inquiry, and shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing. In the event that, prior to the approval and adoption of this Agreement by the stockholders of the Company as provided herein, the Company receives an Acquisition Proposal from a third party that its Board of Directors has in good faith concluded is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, however, that (A) prior to furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on its behalf, the terms of which are at least as restrictive in all material respects as, and in any case no more favorable to such third party in all material respects than, the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2) and (C) concurrently with or promptly following furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent); and (ii) engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that prior to entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party and furnishes to Parent all other information regarding such Acquisition Proposal as provided under this Section 4.2(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company’s Board of Directors shall be permitted, at any time prior to approval and adoption of this Agreement by the stockholders of the Company as herein provided, (i) other than in response to an Acquisition Proposal, to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the Board of Directors of this Agreement if, after consultation with outside legal counsel, the Company’s Board of Directors concludes in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law; or (ii) in response to an Acquisition Proposal, to approve or recommend, or propose to approve or recommend, any Acquisition Proposal and, in connection therewith, to withdraw, modify or change the recommendation by the Board of Directors of this Agreement, but only if, in the case referred to in clause (ii), the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and the Company has observed the notice provisions of Section 7.1(d)(ii) and has complied with the provisions of this Section 4.2. Any action pursuant to this Section 4.2(c) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law.

(e) The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company, its Subsidiaries or any of their representatives with respect to any Acquisition Proposal existing on the date of this Agreement. In addition, the Company will use commercially reasonable efforts to cause each third party recipient of information relating to any such Acquisition Proposal existing on the date of this Agreement to promptly deliver to the Company or, at the option of the Company, to destroy all written (and electronic) material furnished to such third party or its representatives by or on behalf of the Company.

(f) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean written inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) “Superior Proposal” shall mean an Acquisition Proposal for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, the form of the consideration offered, the person, entity or Group making the offer, all legal, financial, regulatory and other aspects of the proposal and the person, entity or Group making the proposal, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated on the terms proposed.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement.

(a) The Company shall as promptly as reasonably practicable prepare and file with the SEC the preliminary Proxy Statement, provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review before such filing with the SEC and that such filing shall be subject to Parent’s prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the

Company and the SEC. As promptly as reasonably practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the filing of such shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC, if any, have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date established by the Board of Directors of the Company, as promptly as practicable thereafter. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Section 7.1(d) and the Company has complied with Section 7.3(b), the Company shall not be required to comply with the provisions of this Section 5.1.

(b) If prior to the receipt of the Company Stockholder Approval (as defined in Section 6.1(a)) any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c) If prior to the receipt of the Company Stockholder Approval, any event occurs with respect to Guarantor, Parent or Merger Sub, or any change occurs with respect to other information supplied by the Parent for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC, of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

5.2 Access to Information. Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to any such access, to all properties, books, records, and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries. Parent and its representatives shall use their reasonable best efforts to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. If any material is withheld by the Company pursuant to the preceding two sentences, the Company shall inform Parent as to the general nature of what is being withheld. In addition, Parent shall not contact any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the Company. Parent agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated as of August 2, 2005 between Guarantor and the Company (the “Confidentiality Agreement”), shall (subject to Section 7.6) apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

5.3 Stockholders’ Meeting. The Company shall call, hold and convene a meeting of its stockholders to consider the approval and adoption of this Agreement, to be held as promptly as practicable after the mailing of the Proxy Statement to the Company’s stockholders. The Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement at the Company’s stockholders’ meeting and the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement at the Company’s stockholders’ meeting except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.2(c). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the preceding sentence shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Section 7.1(d) and the Company has complied with Section 7.3(b), the Company shall not be required to call, convene or hold a stockholders’ meeting (and may cancel any scheduled stockholders’ meeting) to consider the adoption of this Agreement or otherwise comply with the provisions of this Section 5.3.

5.4 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten business days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. Each of Parent and the Company shall fully cooperate with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the Antitrust Division. Parent shall take commercially reasonable action to prevent the FTC, Antitrust Division, or other Governmental Entity, as the case may be, from filing action with a court or Governmental Entity, which, if the Governmental Entity prevailed, would restrain, enjoin or otherwise prevent or materially delay the consummation of the Merger, including an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or either’s respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or Parent or either’s respective Subsidiaries; (iii) terminate any relevant venture or other arrangement; or (iv) effectuate any other change or restructuring of the Company or Parent (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, the Antitrust Division or other Governmental Entity) (each a “Divestiture Action”). In the event any action is threatened or instituted challenging the Merger as violative of the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, or any other applicable law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), Parent shall take such commercially reasonable action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing; provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, Parent shall take such action as may be required by any federal or state court of the United States, in any action brought by a Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, including any Divestiture Action, in order to avoid the entry of any permanent injunction or other permanent order which would restrain, enjoin or otherwise prevent the consummation of the Merger, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all commercially reasonable steps to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

(c) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

5.5 Employee Matters.

(a) Parent shall take such action as may be necessary so that on and after the Effective Time, and for one year thereafter, officers and employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Company or its Subsidiaries are provided base salary, base wages and employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and benefits and non-retirement equity-based compensation arrangements, but excluding for this purpose stock options or other equity participation programs) which, in the aggregate, are not materially less favorable than those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Effective Time. For purposes of eligibility to participate and vesting in benefits plans and programs provided by Parent to such officers and employees, the officers and employees of the Company and its Subsidiaries will be credited with their years of service recognized by the Company and its Subsidiaries and any predecessor thereof to the extent services with Parent and its Subsidiaries and any predecessor thereof is taken into account under the benefit plans and programs of Parent and its Subsidiaries. The eligibility of any officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent. Nothing contained in this Section 5.5(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(b) Subject to the other provisions set forth in this Section 5.5, after the Effective Time and subject to applicable law and the terms of any Employee Benefit Plan, Parent may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. After the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company’s or its Subsidiaries’ employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and their respective employees and former employees, including liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and (iii) for unemployment and workers’ compensation or similar benefits. After the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries shall file any and all annual reports, filings or notices that may be required in connection with any Employee Benefit Plan to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

(c) At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, each of the severance benefit plans described in Schedule 5.5(c) of the Company Disclosure Schedule; provided, however, that for a period equal to the longer of twelve months or any applicable period set forth in such plans, the Surviving Corporation or any of its successors shall not terminate or otherwise amend such plans in a manner adverse to any employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time.

(d) At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, each of the employment agreements and retention agreements described on Schedule 5.5(d) of the Company Disclosure Schedule.

(e) No later than twelve business days prior to the Closing Date, Parent shall deliver written notice (the “Termination Notice”) to the Company of the names of the employees of the Company and its Subsidiaries whose employment shall be terminated by the Surviving Corporation or any of its Subsidiaries on the Closing Date.

(f) Prior to the Closing but effective at the Effective Time, the Company shall take such action as may be required to eliminate the Company’s obligation to match employee contributions with equity under the Company’s 401(k) plan.

5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any person may have pursuant to any employment agreement, indemnification agreement or other arrangement, each as identified on Schedule 5.6(a) of the Company Disclosure Schedule (each, an “Indemnified Party Agreement”), who, at or prior to the Effective Time, is or was serving (i) as director, officer, employee or agent of the Company or any Subsidiary, (ii) as a fiduciary under any Employee Benefit Plan or (iii) at the request of the Company or any Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (each, an “Indemnified Party”), from and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all obligations to indemnify (including any obligations to advance funds for expenses) such Indemnified Parties for acts or omissions by such Indemnified Parties occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), and such indemnification obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Indemnified Party Agreement from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions; provided, however, Parent and the Surviving Corporation shall not be obligated to honor any obligations arising under an Indemnified Party Agreement entered into by the Company after the date of this Agreement and prior to the Effective Time.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers with the same or better credit rating as the Company’s current insurance carrier of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that in no event shall Parent be required to maintain such current policies if it is required to pay aggregate annual premiums for insurance under this Section 5.6(b) in excess of 200% of the amount of the aggregate premiums paid by the Company for the most recent year. The Company hereby represents and warrants that the premiums for such insurance for such year are set forth on Schedule 5.6(b) of the Company Disclosure Schedule. In the event that Parent is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage Parent is reasonably able to obtain for such 200% amount.

(c) The Surviving Corporation shall not, and Parent shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any Indemnified Party Agreement in any manner that would affect adversely the rights of any Indemnified Party thereunder.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his heirs and representatives.

5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.8 Public Announcements. The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement.

5.9 Advice of Changes; Governmental Filings. Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would have, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. In addition, the Company shall give prompt notice to Parent, and the Parent shall give prompt notice to the Company, of the occurrence or failure to occur of any event which occurrence or failure to occur cause the failure of any of the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d), provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.10 Conveyance Taxes. The Company and Parent will: (i) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement; (ii) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee; and (iii) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

5.11 Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a) Each of Guarantor, Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Guarantor, Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Guarantor, Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Guarantor’s, Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Guarantor, Parent, Merger Sub and their representatives have received from the Company or its representatives certain reserve or other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Guarantor, Parent and Merger Sub acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such reserve or other projections, forecasts, estimates, plans and budgets; (ii) Guarantor, Parent and Merger Sub are familiar with such uncertainties; (iii) Guarantor, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all reserve or other estimates, projections, forecasts, plans and budgets so furnished to them or their representatives (other than factual noninterpretive data on which the Company Reserve Report was based and which is covered by the representations and warranties in Section 3.1(r)); and (iv) except as set forth in the parenthetical in clause (iii), Guarantor, Parent and Merger Sub will not (and will cause all of their respective Subsidiaries or other Affiliates or any other person acting on their behalf to not) assert any claim or cause of action against the Company or any of the Company’s direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such person liable with respect thereto.

(b) Each of Guarantor, Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1, the Company has not made and shall not be deemed to have made to Guarantor, Parent, Merger Sub or any of their representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Guarantor, Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 or under the Stockholders’ Agreement, neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Guarantor, Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts, reserve or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Guarantor, Parent, Merger Sub or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Guarantor, Parent, Merger Sub or their respective representatives or Affiliates, including the information in the data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

5.12 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

(b) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for such consents, approvals, permits and authorizations the failure of which to be obtained would not have a Company Material Adverse Effect (assuming the Merger has occurred). Unless otherwise agreed to by the Company and Parent (which agreement shall not be unreasonably withheld), no such consent, approval, permit or authorization shall then be subject to appeal.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for such failures to be true and correct that have not had a Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this

Agreement. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect. For purposes of determining the satisfaction of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement and be continuing as of the Closing Date.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties of Guarantor, Parent and Merger Sub. (i) The representations and warranties of Guarantor, Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for such failures to be true and correct that have not had a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement. The Company shall have received a certificate signed on behalf of Parent by two Managers of Parent to such effect. For purposes of determining the satisfaction of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by two Managers of Parent to such effect.

(c) Payment Fund. Parent shall have deposited in the Payment Fund immediately available funds in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

(b) by either the Company or Parent:

(i) if (A) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used commercially reasonable efforts to resist, lift or resolve, as applicable, such Injunction; or (B) the approval of the stockholders of the Company of this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

(ii) if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) or Section 6.3(a) or Section 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that in no event shall such 30-day period extend beyond the Termination Date (a “Material Breach”) (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(c) by Parent if (i) the Board of Directors of the Company shall have withdrawn, modified or changed, in any manner that is materially adverse to Parent, its recommendation to the stockholders of the Company with respect to this Agreement (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in accordance with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal other than the Merger; or

(d) by the Company if (i) the Board of Directors of the Company shall have determined to withdraw, modify or change, in any manner that is adverse to Parent, its recommendation of this Agreement pursuant to Section 4.2(c)(i), or (ii) (A) the Board of Directors of the Company shall have determined that it has received an Acquisition Proposal that constitutes a Superior Proposal, (B) the Company shall have given notice to Parent in writing that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal and that the Company intends to terminate this Agreement in accordance with this Section 7.1(d), and (C) either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement within three business days after the date on which such notice (or any subsequent three business day period in the event Parent has proposed revisions to the terms and conditions of this Agreement superior to such Superior Proposal) is given to Parent, or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board of Directors of the Company, after consultation with the Company’s financial advisor and outside legal counsel and taking into account any revised proposal made by Parent, shall have determined in good faith that the third party’s Acquisition Proposal remains a Superior Proposal; provided, however, that the Company may not effect such termination pursuant to this Section 7.1(d) unless the Company has contemporaneously with such termination tendered payment to Parent of the Termination Fee pursuant to Section 7.3 and, if the termination is pursuant to Section 7.1(d)(ii), the three business day period (and any subsequent three business day period, if applicable) referenced above has expired.

7.2 Notice of Termination. A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination.

7.3 Effect of Termination.

(a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.3, the last two sentences of Section 5.2, Section 7.6 and Article VIII; provided, however, that no such termination shall relieve any party from liability for a knowing and intentional breach of a representation or warranty or a breach of any obligation hereof.

(b) If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $75,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the Termination Fee shall be paid no later than one business day after the date of termination of this Agreement, and if the Termination Fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.

(c) If (i) this Agreement is terminated by either Parent or the Company pursuant to clause (B) of Section 7.1(b)(i) because the stockholders of the Company shall not have approved the adoption of this Agreement at the Company’s stockholders’ meeting referred to in Section 5.3, (ii) at the time of such stockholders’ meeting there shall have been pending a publicly announced Acquisition Proposal (other than the Merger) and (iii) within nine months after the date of such stockholders’ meeting, the Company consummates the Acquisition Proposal described in clause (ii), then at the closing or other consummation of such Acquisition Proposal the Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent.

(d) In no event shall Parent be entitled to receive more than one payment of the Termination Fee.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.6 Return of Information. Within ten business days following termination of this Agreement in accordance with Section 7.1, Parent shall, and shall cause Merger Sub and their respective Affiliates and representatives to, return to the Company, or destroy, all Evaluation Material (as defined in the Confidentiality Agreement) furnished or made available to Parent and Merger Sub and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Sub or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Evaluation Material. Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Evaluation Material as required under this Section 7.6.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Payment of Expenses. Except as set forth in Section 7.3(b), each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II, Sections 5.5 and 5.6, and Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and, subject to Section 7.6, the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by recognized overnight courier service, and shall be deemed to be given, dated and received: (i) when so delivered personally; (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder); or (iii) upon acknowledgement of delivery by a representative of the recipient of such notice when so delivered by overnight courier service to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder:

(i) if to Guarantor, Parent or Merger Sub, to:

Norsk Hydro E&P Americas, L.P.

15995 North Barkers Landing Road, Suite 200

Houston, Texas 77079

Telecopy: (281) 504-1101

Attention: Helge Haldorsen

with a copy to:

Norsk Hydro ASA

Drammensveien 264

N-0240

Oslo, Norway

Telecopy: +47 22 53 28 08

Attention: Tor-Ove Horstad

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telecopy: (713) 221-1188

Attention: Edgar J. Marston III

(ii) if to the Company, to:

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, Texas 77002

Telecopy: (713) 759-1773

Attention: Chief Executive Officer

with copies to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2300

Houston, Texas 77002-6760

Telecopy: (713) 615-5637

Attention: Scott N. Wulfe

                 W. Matthew Strock

8.4 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any

Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of Sections 5.5 and 5.6 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7 Governing Law; Agreement to Arbitrate. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Any disputes arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter a “Dispute”) shall be finally resolved by three arbitrators in a binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) of the American Arbitration Association (“AAA”) under its International Arbitration Rules (the “Rules”) then in force. The parties shall each appoint one arbitrator within 20 days of receipt of a notice to arbitrate a Dispute, and within 20 days of the nomination of the second arbitrator the two arbitrators appointed by the parties shall together appoint by mutual agreement the third arbitrator, who shall be the presiding arbitrator. If any appointment is not made within the time allotted by the Rules, then the ICDR shall appoint the arbitrator according to the Rules. The seat of the arbitration shall be Houston, Texas. The arbitration shall be conducted solely in the English language and the award rendered solely in U.S. dollars. If a party refuses to honor its obligations to arbitrate under this Section 8.7, the other party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the refusing party; the order compelling arbitration shall require that the arbitration proceedings take place in Houston, Texas and in the manner specified herein. For purposes of the preceding sentence, each party hereby expressly submits to the personal jurisdiction and venue of the state courts in Harris County of the State of Texas or the United States District Court for the Southern District of Texas, Houston Division, and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the providing of notice in accordance with the provisions of Section 8.3. Any award of the arbitrators pursuant to the foregoing may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any Dispute relating to whether the Company properly terminated this Agreement pursuant to Section 7.1(d) shall be brought in and resolved by the state courts of Delaware or the United States District Court for the District of Delaware; the arbitrators shall have no authority to decide such Dispute; for such purpose each party hereby expressly submits to the personal jurisdiction and venue of such courts and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum; and each party further hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the providing of notice in accordance with the provisions of Section 8.3. Each party irrevocably stipulates that this Section 8.7 shall satisfy the requirements for an agreement in writing pursuant to Article II of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, done at New York on June 10, 1958.

8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the rights of Parent and Merger Sub hereunder may be assigned prior to the Closing, in whole or in part, without the consent of the Company, to one or more Affiliates or Subsidiaries of Parent or Merger Sub if: (i) the assignee shall assume in writing all of such assignor’s obligations to Seller hereunder; (ii) Guarantor, Parent and Merger Sub shall not be released from any of their respective obligations hereunder by reason of such assignment; and (iii) such assignment does not hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement and does not otherwise adversely affect the Company or its stockholders from a tax or other perspective. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee, representative or agent of (A) the Company or (B) any person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

8.11 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.12 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

8.13 Guaranty. Guarantor hereby unconditionally guarantees, as if it were the primary obligor, the punctual: (i) payment by Parent of the Merger Consideration, the Option Consideration and the other amounts payable by Parent pursuant to Article II and any damages that may be due to the Company or any of its Subsidiaries for failure to close the transactions contemplated by this Agreement; and (ii) performance of the obligations of Parent and Merger Sub (including any of their permitted assignees) set forth herein. Additionally, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Guarantor adopts and republishes to the Company, mutadis mutandis, the representations and warranties set forth in Article III.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

NORSK HYDRO ASA

By:	/s/ TORE TORVUND
Name: Tore Torvund
Title: Executive Vice President

By:	/s/ JOHN OTTESTAD
Name: John Ottestad
Title: Executive Vice President

NORSK HYDRO E&P AMERICAS, L.P.

By:	Norsk Hydro E&P Americas Investment, L.L.C., its sole general partner

By:	/s/ HELGE HALDORSEN
Name: Helge Haldorsen
Title: Manager

HARALD ACQUISITION CORP.

By:	/s/ HELGE HALDORSEN
Name: Helge Haldorsen
Title: President

SPINNAKER EXPLORATION COMPANY

By:	/s/ ROGER L. JARVIS
Name: Roger L. Jarvis
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT, dated as of September 18, 2005 (this “Agreement”), among Warburg Pincus Ventures, L.P. (“Warburg”), Roger L. Jarvis (“Jarvis”, and together with Warburg, the “Stockholders”), and Norsk Hydro E&P Americas, L.P., a Delaware limited partnership (“Parent”).

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent’s ultimate parent corporation (“Guarantor”), Parent, a Delaware subsidiary of Parent (“Merger Sub”), and Spinnaker Exploration Company, a Delaware corporation (the “Company”);

WHEREAS, as of the date hereof, the Stockholders collectively own of record, own beneficially, or otherwise have voting control over shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Guarantor, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Guarantor, Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Guarantor, Parent and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares.

(a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, such Stockholder will vote, or cause to be voted, all of its respective Shares: (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not economically adverse to the Stockholders; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligations or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; and (iii) against any Acquisition Proposal.

(b) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby: (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked by such Stockholder;

(ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof; and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly: (a) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares; (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement; or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or otherwise by operation of law) or other disposition of any Shares; provided, however, that a Stockholder may transfer such Shares (i) solely for estate planning purposes (provided, that the transferee agrees in writing in a form reasonably satisfactory to Parent to be bound by this Agreement as a Stockholder), (ii) to a Stockholder’s beneficial owners as a distribution of such Shares with respect to such beneficial ownership interest (provided, that the transferee(s) agrees in writing in a form reasonably satisfactory to Parent to be bound by this Agreement as a Stockholder) or (iii) that does not exceed 5% of such Stockholder’s Shares.

3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Parent with respect to itself and its ownership of the Shares as follows:

(a) Ownership of Shares. The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares of Company Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has the power to authorize the voting of the Shares as contemplated hereby, without restriction, with respect to all of the Shares.

(b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except that certain Amended and Restated Stockholders Agreement dated as of September 27, 1999 or as expressly contemplated hereby, and other than requirements that the Stockholders dispose of their Shares in a pro rata manner, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d) Brokers or Finders. Except as contemplated by Section 3.1(u) of the Merger Agreement, no agent, broker, investment banker, financial advisor or other firm or Person retained by the Stockholder or the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

4. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows:

(a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes the valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of the Parent’s properties or assets. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

(c) Financing. At the Closing, Parent shall have sufficient immediately available funds to enable it to pay the Merger Consideration and to consummate the transactions contemplated by the Merger Agreement.

5. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that it will not, and will not: (a) authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any Acquisition Proposal from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, facilitate or enter into any such proposal directly or indirectly; or (b) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; provided, however, that nothing herein shall prohibit any Stockholder from engaging in any of such activities with any person with whom the Company is entitled to engage in discussions and negotiations pursuant to Section 4.2(c) of the Merger Agreement.

6. Termination. This Agreement shall terminate upon the earlier to occur of: (a) the Effective Time; or (b) any termination of the Merger Agreement in accordance with the terms thereof; provided, however that no such termination shall relieve any party of liability for a breach hereof prior to termination, and any such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, without the necessity of posting a bond, in addition to any other remedy at law or in equity.

8. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder or its designee from taking or not taking any action in its capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

9. Waiver of Appraisal Rights. Each Stockholder, severally and not jointly, hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any Shares.

10. Miscellaneous.

(a) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart

(e) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received: (i) when so delivered personally; (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder); or (iii) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

If to Warburg:

Warburg Pincus Ventures, L.P.

455 Lexington Avenue, 11th Floor

New York, New York 10017

Telecopy: (212) 878-6139

Attention: Jeffrey Harris

and

If to Jarvis:

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, Texas 77002

Telecopy: (713) 750-1773

Attention: Roger L. Jarvis

and

if to Parent to:

Norsk Hydro E&P Americas, L.P.

15995 North Barkers Landing Road, Suite 200

Houston, Texas 77079

Telecopy: (281) 504-1101

Attention: Helge Haldorsen

with a copy to:

Norsk Hydro ASA

Drammensveien 264

N-0240

Oslo, Norway

Telecopy: +47 22 53 28 08

Attention: Tor-Ove Horstad

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telecopy: (713) 221-1188

Attention: Edgar J. Marston III

(f) Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Stockholders, provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Rules of Construction.

(i) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(ii) All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Schedules, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this

Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed individually or by its respective authorized officer thereunto duly authorized, all as of the date first written above.

NORSK HYDRO E&P AMERICAS, L.P.

By:	Norsk Hydro E&P Americas Investment, L.L.C., its sole general partner

By:	/s/ HELGE HALDORSEN
Name: Helge Haldorsen
Title: Manager

WARBURG PINCUS VENTURES, L.P.

By:	Warburg Pincus & Co., its sole general partner

By:	/s/ JEFFREY HARRIS
Name: Jeffrey Harris
Title: Managing Director

ROGER L. JARVIS

By:	/s/ ROGER JARVIS
Name: Roger L. Jarvis

Schedule I

Stockholder	Number of Shares
Roger L. Jarvis	120,745

Warburg Pincus Ventures, L.P.	6,800,585

EXHIBIT B

CONSULTING AGREEMENT

CONSULTING AGREEMENT (“Agreement”), dated as of September 18, 2005, shall become effective as of the Effective Date (as hereinafter defined), by and between, Harald Acquisition Corp., a Delaware corporation (“Merger Sub”), and Roger L. Jarvis, an individual resident in the State of Texas (“Consultant”).

WHEREAS, Merger Sub, Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway and the ultimate parent of Merger Sub, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and the immediate parent of Merger Sub, and Consultant’s current employer, Spinnaker Exploration Company, a Delaware corporation (the “Company”), are simultaneously entering into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company shall continue its existence as the surviving corporation in the Merger (the Company is sometimes referred to herein as the “Surviving Corporation”);

WHEREAS, as a result of the Merger, it is contemplated that Consultant will desire to retire from his status as an executive officer of the Company, and the Surviving Corporation will desire to continue to draw on Consultant’s experience and knowledge by entering into a consulting relationship with Consultant upon the terms and conditions hereinafter contained;

WHEREAS, following the Merger, it is contemplated that Consultant will desire to enter into a consulting relationship with the Surviving Corporation upon the terms and conditions hereinafter contained; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of the mutual benefits accruing to Merger Sub and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, Merger Sub and Consultant agree as follows:

1. Effective Date. This Agreement shall become effective simultaneously with the effectiveness of the Merger contemplated by the Merger Agreement (the date of the effectiveness of the Merger being hereinafter called the “Effective Date”).

2. Cessation of Employment; Consulting Relationship. Upon consummation of the Merger, Consultant and the Surviving Corporation have agreed that: (i) Consultant’s continued employment with the Company, as detailed in his employment agreement dated December 20, 1996, will be terminated; and (ii) that, regardless of anything to the contrary contained therein, as a result of the consummation of the Merger, the Surviving Corporation shall pay to executive 100% of the rights and benefits to which Consultant is or may become entitled to under the Company’s (A) Executive Change in Control Severance Plan and (B) plans to accelerate the year-end incentive compensation and base compensation adjustments as contemplated by Schedule 4.1(k) of the Company Disclosure Schedule. On the Effective Date, the Surviving Corporation hereby retains Consultant, and Consultant hereby agrees to be retained by the Surviving Corporation, as an independent consultant, and not as an employee.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue for twelve (12) months (such period being hereinafter called the “Term”); provided, however, that, this Agreement shall terminate immediately upon the date of Consultant’s death.

4. Consulting Services. Consultant agrees that during the Term of this Agreement:

(a) Consultant shall assist and advise the Surviving Corporation with respect to: (i) the integration of its continuing business with the oil and gas exploration and production business of the Guarantor and its Affiliates, (ii) the retention of employees of the Company following the consummation of the Merger and the integration of such employees with employees of the Guarantor and its Affiliates engaged in the oil and gas exploration and production business; (iii) assisting and advising the Guarantor and its Affiliates with respect to the strategic aspects of the operations of the Surviving Corporation and the oil and gas exploration and production business of the Guarantor and its Affiliates; and (iv) such other matters as reasonably requested by the Surviving Corporation, and as are consistent with the nature of the duties performed by Consultant during his active service with the Company;

(b) Consultant shall coordinate the rendition of his services hereunder with Tore Torvund or his successor;

(c) Consultant shall be available to render services to the Surviving Corporation under this Agreement for not more than eighty (80) hours during any month during the first three (3) months of the Term and not more than forty (40) hours during any month during the remainder of the Term; and

(d) During the first six (6) months of the Term, Consultant shall render his services under this Agreement primarily at the executive offices of the Surviving Corporation in Houston, Texas. Thereafter, Consultant shall have sole discretion to determine the location from which he will provide the services required under this Agreement during the remaining Term, and in no event shall he be required to relocate, or render services from, the principal offices of the Surviving Corporation.

5. Compensation. The Surviving Corporation agrees to pay Consultant for his services performed under this Agreement at the rate of $15,000 for each month during the Term, whether or not services are actually rendered hereunder payable on the first day of each such month.

6. Expense Reimbursement. The Surviving Corporation agrees to reimburse consultant for all travel and other costs and expenses reasonably incurred by Consultant in the performance of his duties hereunder. The Surviving Corporation shall timely reimburse Consultant for all such expenses submitted with reasonable documentation in a manner consistent with the travel and expense policies generally applicable to the Surviving Corporation’s officers.

7. Benefits. Except as made available by virtue of prior employment arrangements with the Company or in connection with the Merger or as set forth below, Consultant shall not be entitled to participate in or receive benefits under any programs maintained for employees of the Surviving Corporation, including, without limitation, life, disability benefits, healthcare, pension, bonuses not contemplated herein, profit sharing or other retirement plans or other fringe benefits. Notwithstanding the foregoing, beginning on the Effective Date and continuing until the earlier of the date of Consultant’s death or attainment of age 65 (or such later age as may be applicable to the most senior retired executives of the Surviving Corporation) Consultant will be provided, at the expense of the Surviving Corporation, with medical, dental and other healthcare benefits not less favorable to Consultant than those available to him immediately prior to the Effective Date. In the event that the Consultant is not eligible to participate in one or more healthcare plans of the Surviving Corporation providing such coverage, the Surviving Corporation will reimburse Consultant for the cost of Consultant purchasing equivalent healthcare coverage, with such amount grossed up so that the net amount received by Consultant after the payment of income taxes on such payment (calculated at the maximum federal, state and local income tax rates applicable to individuals residing in Houston, Texas) will be not less than the cost of such healthcare coverage. The Surviving Corporation agrees to provide to the Consultant such information relating to the healthcare benefits made available to the senior executive officers of the Surviving Corporation as Consultant may reasonably request from time to time.

8. Support, Supplies and Office Space. The Surviving Corporation will provide the Consultant with suitable administrative support (as reasonably determined by Consultant and the Surviving Corporation) during the Term including, among other things, secretarial support, photocopying and facsimile services, voice mail access, remote e-mail access (including provision of a Blackberry or equivalent equipment), message taking services, mail receipt, office furniture, utilities, office equipment, and office supplies and parking. During the first six (6) months of the term and for so long thereafter as Consultant is available to render services from the Surviving Corporation’s principal executive offices in Houston, Texas, the offices, administrative support and parking will be consistent with that made available to the Consultant by the Company immediately prior to the Effective Date.

9. Confidential Information.

(a) Confidential Information.

(i) Consultant recognizes that by reason of his prior service to the Company and his engagement with the Surviving Corporation hereunder, he has acquired in the past and will acquire in the future Confidential Information (defined below), the use or disclosure of which would cause Guarantor (as defined in the Merger Agreement) and the Surviving Corporation substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Consultant agrees that he will not (directly or indirectly) at any time, whether during or after his engagement hereunder, disclose any such Confidential Information to any person except: (i) in the performance of his services to the Surviving Corporation hereunder; (ii) as required by applicable law; (iii) in connection with the enforcement of his rights under this Agreement; (iv) in connection with any disagreement, dispute or litigation between Consultant and the Surviving Corporation; or (v) with the prior written consent of the Surviving Corporation. As used herein, “Confidential Information” means: (A) all seismic and geophysical data, geological data, chemical data, engineering data, interpretive and analytical reports and studies, logs, formation tests, maps, diagrams, data bases, computer printouts, computer tapes, agreements and contracts, files, books, accounts, and other technical information, business records, or financial data owned or otherwise acquired by the Surviving Corporation or prepared by Consultant or any officer, employee, consultant, contractor, agent, or representative of the Surviving Corporation for the benefit of the Surviving Corporation prior to or during the term of this Agreement; and (B) any information received by Consultant in connection with his prior employment as chief executive officer of the Company or his engagement hereunder with the Surviving Corporation to the extent the disclosure of such information by Consultant would result in a breach by the Surviving Corporation of any confidentiality obligation known to Consultant; provided, however, that such term shall not include any information that (1) is or becomes generally known or available other than as a result of a disclosure by Consultant or (2) is or becomes known or available to Consultant on a nonconfidential basis from a source (other than the Surviving Corporation) which, to Consultant’s knowledge, is not prohibited from disclosing such information to Consultant by a legal, contractual, fiduciary or other obligation to the Surviving Corporation. In no event will any information be deemed Confidential Information after two (2) years following the expiration of the Term.

(ii) Consultant confirms that all Confidential Information is the exclusive property of the Surviving Corporation or the Guarantor, as the case may be. All business records, papers or documents kept or made by Consultant while engaged hereunder relating to the business of the Surviving Corporation and the Guarantor shall be and remain the property of the Surviving Corporation or the Guarantor, as the case may be, at all times. Upon the request of the Surviving Corporation or the Guarantor, as the case may be, at any time, Consultant shall promptly deliver to the Surviving Corporation or the Guarantor, as appropriate, and shall retain no copies of, any written materials, records and documents made by Consultant or coming into his possession while retained hereunder concerning the business or affairs of the Surviving Corporation or the Guarantor, other than personal materials, records and documents (including notes and correspondence) of Consultant not containing Confidential Information. Notwithstanding the foregoing, Consultant shall be permitted to retain copies

(including electronic copies) of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation between Consultant and the Surviving Corporation or any third person.

(b) Assistance by Consultant. Both during the period of Consultant’s engagement by the Surviving Corporation and thereafter, provided the Surviving Corporation pays all costs and expenses, Consultant shall assist the Surviving Corporation and the Guarantor, at any time, in the protection of its respective worldwide right, title, and interest in and to Confidential Information; provided, however, that any such assistance after termination of Consultant’s employment does not, in Consultant’s good faith judgment, unreasonably interfere with Consultant’s other activities.

10. Non-Disparagement. The Surviving Corporation agrees that it will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of Consultant. Consultant agrees that he will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of the Surviving Corporation or its Affiliates.

11. Agreement Not to Compete.

(a) Term. Until twelve (12) months after the last day of the Term of this Agreement, Consultant shall not, directly or indirectly: (i) engage in, have any equity interest in, or manage or operate any business that competes with the Surviving Corporation or any of its Affiliates anywhere in the world, or (ii) hire or recruit or otherwise solicit or induce any non-clerical employee, director, or consultant of the Surviving Corporation or any of its Affiliates to terminate its employment or arrangement with the Surviving Corporation or such Affiliate.

(b) Definition. For the purposes of this Section 11, “any business that competes with the Surviving Corporation or any of its Affiliates” does not include: (i) any type of activity other than the oil and gas exploration and production business in which the Surviving Corporation actively engages on the date of this Agreement in the offshore Gulf of Mexico area; or (ii) the ownership as a passive investor of less than 5% of the voting securities of a person whose securities are publicly traded in a recognized securities market in the United States or elsewhere.

12. Remedies. Consultant acknowledges that money damages would not be a sufficient remedy for any breach of Sections 9, 10 or 11 by Consultant, and the Surviving Corporation shall be entitled to enforce the provisions of such Sections by specific performance and injunctive relief as remedies for such breach or any threatened breach, without the necessity of posting any bond. Such remedies shall not be deemed the exclusive remedies for a breach of such Sections, but shall be in addition to all remedies available at law or in equity to the Surviving Corporation, including the recovery of damages from Consultant and his agents involved in such breach and remedies available to the Surviving Corporation pursuant to other agreements with Consultant.

13. General.

(a) Amendment. This Agreement may only be amended by written agreement between the Consultant and the Surviving Corporation.

(b) Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the rights of the Surviving Corporation hereunder may be assigned prior to the Effective Date, in whole or in part, without the consent of the Consultant, to one or more Affiliates or Subsidiaries of the Surviving Corporation if: (i) the assignee shall assume in writing all of the Surviving Corporation’s obligations to Seller hereunder; (ii) the Surviving Corporation shall not be released from any of its obligations hereunder by reason of such assignment; and (iii) Consultant’s services hereunder shall continue to be for the benefit of any surviving or successor corporation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(d) Applicable Law. The rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Texas. The parties hereto submit to the jurisdiction of the courts of Texas sitting in Harris County, Texas in respect of any matter or thing arising out of this Agreement or pursuant thereto.

(e) Taxes and Statutory Obligations. As an independent contractor, Consultant will be solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers’ Compensation Insurance laws.

(f) Survival. All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

(g) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

14. Houston Astros Tickets. With respect to the Houston Astros season tickets purchased by the Company for the 2005 season, in the event the Effective Date occurs prior to the end of 2005 season, the Company will sell to Consultant all then remaining tickets at cost. With respect to the Houston Astros season tickets after the 2005 season, as soon as reasonably practicable after the Effective Date the Company will, for no additional consideration, deliver to the Consultant a letter or other written instrument satisfactory to the Houston Astros organization transferring to the Consultant all rights to purchase such tickets (at Consultant’s own cost) in the future.

15. Spinnaker Name. In due course following the Effective Date, the Surviving Corporation intends to change its name to delete the reference to “Spinnaker” from its corporate name. The Surviving Corporation will give Consultant not less than fifteen (15) days prior notice of its intention to effect such name change and will notify Consultant of the date on which the name change will be effected and cooperate with Consultant so that Consultant may take such action Consultant deems appropriate to preserve Consultant’s right to use the name “Spinnaker” in the future. In addition, effective as of such name change, Surviving Corporation will convey to Consultant, for no additional consideration, all of its rights, title and interest in and to the name “Spinnaker” and all derivatives thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed individually or by its authorized officer thereunto duly authorized, all as of the date first written above.

HARALD ACQUISITION CORP.

By:	/s/ HELGE HALDORSEN
Name: Helge Haldorsen
Title: President

CONSULTANT

By:	/s/ ROGER L. JARVIS
Name: Roger L. Jarvis

APPENDIX B

September 18, 2005

Board of Directors

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, TX 77002

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Spinnaker Exploration Company (the “Company”) of the Merger Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) among Norsk Hydro ASA (“Guarantor”), Norway, Norsk Hydro E&P Americas, L.P., a wholly owned subsidiary of Guarantor (the “Acquiror”), Harald Acquisition Corp, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $65.50 in cash (the “Merger Consideration”). We understand that pursuant to the terms of the Merger Agreement, Guarantor will unconditionally guarantee the performance of the Acquiror’s and Merger Sub’s obligations under the Merger Agreement, including the obligations of the Acquiror to pay the Merger Consideration.

In arriving at our opinion, we have reviewed drafts dated September 18, 2005, of the Merger Agreement and certain related agreements as well as certain publicly available business and financial information relating to the Company and an oil and gas reserve report (the “Reserve Report”) prepared by the Company’s reservoir evaluation consultants. We have also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company and have met with the Company’s management to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information (including the Reserve Report) being complete and accurate in all material respects. With respect to the financial forecasts for the Company reviewed by us, we have been advised and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. With respect to the Reserve Report, we have been advised and have assumed, that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company and the Company’s reservoir evaluation consultants with respect to the oil and gas reserve estimates and related information set forth in the Reserve Report. We also have assumed that the Merger Agreement and the related agreements, when executed and delivered by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the

B-1

Board of Directors

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, TX 77002

assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals other than the Reserve Report. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company nor does it address the Company’s underlying decision to proceed with the Merger.

We were engaged solely to render an opinion to you with respect to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received in the Merger and will become entitled to receive a fee for our services upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We were not requested to and did not solicit third party indications of interest in acquiring all or any part of the Company nor did we participate in the negotiation of the terms of the Merger. We and our affiliates have from time-to-time in the past provided, are currently providing, and in the future may provide, investment banking and other financial services to the Company and to Guarantor or its affiliates, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Guarantor and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

By: /s/ CREDIT SUISSE FIRST BOSTON

B-2

APPENDIX C

DELAWARE GENERAL CORPORATION LAW SECTION 262—APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPINNAKER EXPLORATION COMPANY

SPECIAL MEETING OF STOCKHOLDERS

                    , 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF SPINNAKER EXPLORATION COMPANY

The undersigned stockholder of Spinnaker Exploration Company, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated , 2005, and revoking all prior proxies, hereby appoints Roger L. Jarvis and Robert M. Snell (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of Spinnaker Exploration Company to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, at            .m. on             ,             , 2005, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:

1.	To adopt the Agreement and Plan of Merger, dated as of September 18, 2005, among Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and a wholly owned subsidiary of Norsk Hydro ASA, Harald Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Norsk Hydro E&P Americas, L.P., and Spinnaker, as the same may be amended from time to time, pursuant to which Spinnaker will become an indirect wholly owned subsidiary of Norsk Hydro ASA, and each outstanding share of Spinnaker common stock will be converted into the right to receive $65.50 in cash, less applicable tax withholding and without interest.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the adjournment of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger and Spinnaker determines that such an adjournment is appropriate.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Proxy cards properly executed and returned without direction with be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated , 2005	IMPORTANT: Please insert date.
INDIVIDUAL HOLDER:	Signature—Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: